Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SEARLES VALLEY MINERALS INC.,

TRONA RAILWAY COMPANY LLC,

and

SEARLES DOMESTIC WATER COMPANY LLC

as Sellers,

and

5E SVM, LLC

as Buyer,

and

5E Advanced materials, inc.

solely with respect to Section 2.6(b), Section 6.16, Section 6.17, Section 6.22(b) and Section 6.23

and

nirma Limited

solely with respect to Section 2.1(b), Section 2.6(c), Section 2.7, Section 2.10, Section 4.8, Section 5.2, Section 5.5, Section 6.2(c), Section 6.13, Section 6.15, Section 6.16, Section 6.17, Section 6.18, Section 6.22, Section 7.3, Section 8.1(b), Section 8.4, Section 9.2, Section 10.20 and Section 10.21(c)

Dated as of September 14, 2026

TABLE OF CONTENTS

i

INDEX OF ANNEXES

ANNEX A DEFERRED CLOSING ASSETS

INDEX OF EXHIBITS

EXHIBIT A-1 BRIDGE LOAN TERM SHEET

EXHIBIT A-2 Unsecured Promissory Note TERM SHEET

EXHIBIT B FORM OF SALE ORDER

EXHIBIT C INVESTOR QUESTIONNAIRE

EXHIBIT D MINING AGREEMENT

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement XE "Agreement" ”), dated as of September 14, 2026 (the “Execution Date XE "Execution Date" ”), by and among (i) Searles Valley Minerals Inc., a Delaware corporation (“SVM Parent XE "SVM Parent" ”), Trona Railway Company LLC, a Delaware limited liability company (“SVM Railway XE "SVM Railway" ”), and Searles Domestic Water Company LLC, a Delaware limited liability company (“SVM Water XE "SVM Water" ” and together with SVM Parent and SVM Railway, each a “Seller XE "Seller" ” and collectively, “Sellers XE "Sellers" ”), (ii) 5E SVM, LLC, a Delaware limited liability company (“Buyer XE "Buyer" ”), (iii) 5E Advanced Materials, Inc., a Delaware corporation (“Buyer Parent XE "Buyer Parent" ”), solely with respect to Section 2.6(b), Section 6.16, Section 6.17, Section 6.22(b) and Section 6.23 and (iv) Nirma Limited, an Indian entity (“Nirma XE "Nirma" ”), solely with respect to Section 2.1(b), Section 2.6(c), Section 2.7, Section 2.10, Section 5.2, Section 5.5, Section 6.2(c), Section 6.13, Section 6.15, Section 6.16, Section 6.17, Section 6.18, Section 6.22, Section 7.3, Section 8.1(b), Section 8.4, Section 9.2, Section 10.20 and Section 10.21(c). Capitalized terms have the definitions set forth in Article I below.

RECITALS

A. Sellers are engaged in the Business;

B. Sellers filed voluntary petitions for relief commencing cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code XE "Bankruptcy Code" ”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court XE "Bankruptcy Court" ”) on June 15, 2026 (the “Petition Date XE "Petition Date" ”), and are being jointly administered for procedural purposes as In re Searles Valley Minerals Inc., et al., case number 26-10966 (collectively, the “Chapter 11 Case XE "Chapter 11 Case" ”);

C. Sellers desire to sell to Buyer all of the Transferred Assets and Buyer desires to purchase from Sellers the Transferred Assets and assume the Assumed Liabilities in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order; and

D. The execution and delivery of this Agreement and Parties’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code, as further set forth herein. The Parties desire to consummate the proposed transaction as promptly as reasonably practicable after the Bankruptcy Court enters the Sale Order.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

“Accrued PTO XE "Accrued PTO" ” has the meaning set forth in Section 6.3(e).

“Accrued PTO Rollover Notice XE "Accrued PTO Rollover Notice" ” has the meaning set forth in Section 6.3(e).

“Action XE "Action" ” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, inquiry, investigation or audit commenced, brought, conducted or heard by or before any Governmental Authority, other than an Avoidance Action.

“Advisors XE "Advisors" ” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other Representatives of such Person.

“Affiliate XE "Affiliate" ” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Agreement XE "Agreement" ” has the meaning set forth in the Preamble.

“Allocation XE "Allocation" ” has the meaning set forth in Section 2.10(a).

“Alternative Transaction XE "Alternative Transaction" ” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, of a portion of the Transferred Assets, in a transaction or series of transactions with one or more Persons other than Buyer.

“Ancillary Agreements XE "Ancillary Agreements" ” means, collectively, the agreements to be executed in connection with the transactions contemplated by this Agreement, including the Assignment and Assumption Agreement, the CBA Assumption Agreement, the Mining Agreement, the TSA and the IP Assignment Agreement.

“Antitrust Law XE "Antitrust Law" ” means the HSR Act and any competition, merger control and antitrust Law of any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Assignment and Assumption Agreement XE "Assignment and Assumption Agreement" ” has the meaning set forth in Section 2.9(d)(i).

“Assumed Liabilities XE "Assumed Liabilities" ” has the meaning set forth in Section 2.3.

“Assumed PTO XE "Assumed PTO" ” has the meaning set forth in Section 6.3(e).

“Auction XE "Auction" ” has the meaning set forth in the Bidding Procedures.

“Automatic Resale Registration Statement XE "Automatic Resale Registration Statement" ” has the meaning set forth in Section 6.23(b).

“Avoidance Actions XE "Avoidance Actions" ” means all avoidance claims or causes of action available to Sellers or their bankruptcy estates under Chapter 5 of the Bankruptcy Code (including Sections 544, 545, 547, 548, 549, 550 and 553) or any similar actions under any other applicable Law.

“Backup Bidder XE "Backup Bidder" ” means the bidder for the Transferred Assets with the next highest or otherwise next best bid for the Transferred Assets after the Successful Bidder as determined in accordance with the Bidding Procedures.

“Banker’s Fees XE "Banker’s Fees" ” means the aggregate amount of fees and expenses payable to Sellers’ financial advisor, Lazard & Co, in connection with the transactions contemplated by this Agreement, as authorized pursuant to the Order entered by the Bankruptcy Court at Docket No. 181.

“Bankruptcy Code XE "Bankruptcy Code" ” has the meaning set forth in the Recitals.

“Bankruptcy Court XE "Bankruptcy Court" ” has the meaning set forth in the Recitals.

“Bidding Procedures XE "Bidding Procedures" ” means the bidding procedures in the form attached to the Bidding Procedures Order [Docket No. 140], as they may be amended in accordance with the Bidding Procedures Order.

“Bidding Procedures Order XE "Bidding Procedures Order" ” means the Order of the Bankruptcy Court governing the bidding procedures for the Auction filed at Docket No. 140.

“BLM Lease Assignment XE "BLM Lease Assignment" ” has the meaning set forth in Section 2.9(d)(ix).

“BLM Transfer Applications XE "BLM Transfer Applications" ” has the meaning set forth in Section 6.14(b).

“Bridge Facility XE "Bridge Facility" ” means a senior secured credit facility in an aggregate principal amount of $10,000,000 to be provided by Nirma (or its designated subsidiary) to Buyer in accordance with the terms and conditions set forth on the term sheet attached as Exhibit A-1 hereto.

“Bureau of Land Management XE "Bureau of Land Management" ” means the Bureau of Land Management of the United States Department of the Interior.

“Bureau of Land Management Lease XE "Bureau of Land Management Lease" ” means any lease, including the terms and conditions and royalty payments of each lease, issued or administered by the Bureau of Land Management pursuant to any applicable Law that grants rights to explore for, develop, mine, extract, remove, process or otherwise exploit any mineral deposits located in, on or under the lands subject to such lease, including any amendments, renewals, extensions, readjustments, supplements and modifications.

“Business XE "Business" ” means (a) the operation of a vertically integrated mining and processing complex at Searles Lake in Trona, California, the production and sale of critical industrial minerals, including borates, sodium sulfate, and salt, sourced from Searles Lake in Trona, California, as conducted by Sellers as of the Execution Date, (b) with respect to SVM Railway, the operation of a short-line railroad to transport mined minerals, and (c) with respect to SVM Water, the operation of a water company that distributes water to residents of Trona, California. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein or otherwise, the Business excludes the Soda Ash Contracts and all activities conducted solely pursuant thereto.

“Business Day XE "Business Day" ” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware, the State of California, the State of Kansas, or the State of New York.

“Business Employees XE "Business Employees" ” means, as of the relevant date, all individuals employed by Sellers.

“Business Marks XE "Business Marks" ” has the meaning set forth in Section 6.5.

“Buyer XE "Buyer" ” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan XE "Buyer 401(k) Plan" ” has the meaning set forth in Section 6.3(g).

“Buyer Nirma Release XE "Buyer Nirma Release" ” has the meaning set forth in Section 6.22(b)(i).

“Buyer Non-Recourse Person XE "Buyer Non-Recourse Person" ” has the meaning set forth in Section 10.21(a).

“Buyer Parent XE "Buyer Parent" ” has the meaning set forth in the Preamble.

“Buyer Parent Common Stock XE "Buyer Parent Common Stock" ” means shares of common stock of Buyer Parent, par value $0.01 per share.

“Buyer Plan XE "Buyer Plan" ” has the meaning set forth in Section 6.3(f).

“Buyer Releasor XE "Buyer Releasor" ” has the meaning set forth in Section 6.22(b)(i).

“California Public Utilities Code XE "California Public Utilities Code" ” means California Public Utilities Code, Cal. Pub. Util. Code § 1 et seq.

“CARB XE "CARB" ” means the California Air Resources Board.

“CARB Claims and Interests XE "CARB Claims and Interests" ” has the meaning set forth in the Sale Order.

“CARB Motion XE "CARB Motion" ” means the motion filed by CARB on August 12, 2026 at Docket No. 273.

“CARB Programs XE "CARB Programs" ” means the California Global Warming Solutions Act of 2006, Assembly Bill (“AB XE "AB" ”) 32, and all regulatory programs promulgated, adopted or implemented pursuant to that authority, including (a) the California Cap on Greenhouse Gas Emissions and Market-Based Compliance Mechanisms Regulation (17 Cal. Code of Regulations (“CCR XE "CCR" ”) §§ 95801 et seq.), (b) the AB 32 Cost of Implementation Fee Regulation (17 CCR §§ 95201 et seq.), and (c) the Regulation for the Mandatory Reporting of Greenhouse Gas Emissions (17 CCR §§ 95100 et seq.).

“Cash and Cash Equivalents XE "Cash and Cash Equivalents" ” means all of any Seller’s cash (including petty cash and checks received on the Closing Date), deposit account balances, checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Cash Consideration XE "Cash Consideration" ” has the meaning set forth in Section 2.6(a).

“CBA Assumption Agreement XE "CBA Assumption Agreement" ” has the meaning set forth in Section 2.9(d)(xi).

“Chapter 11 XE "Chapter 11" ” means chapter 11 of the Bankruptcy Code.

“Chapter 11 Case XE "Chapter 11 Case" ” has the meaning set forth in the Recitals.

“Closing XE "Closing" ” has the meaning set forth in Section 2.9(a).

“Closing Date XE "Closing Date" ” has the meaning set forth in Section 2.9(a).

“COBRA XE "COBRA" ” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Liability XE "COBRA Liability" ” means any Liability of any Seller or any of its Affiliates arising under Section 4980B of the Code in respect of any current or former Business Employee (or any beneficiary or dependent of the foregoing) who does not become a Transferred Employee, including any obligation to offer or provide COBRA continuation coverage to any Business Employees that are “M&A qualified beneficiaries” (within the meaning of Treasury

Regulations §54.4980B-9, Q&A-4) that experience a COBRA qualifying event with respect to the transactions contemplated under this Agreement.

“Code XE "Code" ” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement XE "Collective Bargaining Agreement" ” means any collective bargaining agreement, works council agreement, and any other labor-related Contracts with any Labor Organization.

“Compliance Date XE "Compliance Date" ” means January 1, 2024.

“Confidentiality Agreement XE "Confidentiality Agreement" ” means the Confidentiality Agreement, dated as of November 5, 2025, entered into between SVM Parent and Buyer Parent with respect to the transactions contemplated hereby.

“Contract XE "Contract" ” means any contract, agreement, insurance policy, Lease, license, sublicense, deed of trust, deed to secure debt, mortgage, guarantee, sales order, purchase order, instrument, or other commitment, that is binding on any Person or any part of its assets or properties under applicable Law.

“CPUC XE "CPUC" ” means California Public Utilities Commission.

“Cure Amount Cap XE "Cure Amount Cap" ” means the amount of the Cure Claim with respect to each Transferred Contract, in each case, as set forth on Exhibit A attached to the Amended Supplemental Notice of Proposed Assumption and Assignment of Certain Executory Contracts filed at [Docket No. 313] and the Supplemental Notice of Proposed Assumption and Assignment of Certain Executory Contracts filed at [Docket No. 371] in the Chapter 11 Case.

“Cure Claims XE "Cure Claims" ” means amounts that must be paid and obligations that otherwise must be satisfied, pursuant to Sections 365 of the Bankruptcy Code, in connection with the assumption and assignment of the Transferred Contracts to be assumed and assigned to Buyer.

“Data Partners XE "Data Partners" ” has the meaning set forth in Section 3.12.

“Deferred Closing XE "Deferred Closing" ” has the meaning set forth in Section 2.9(b).

“Deferred Closing Assets XE "Deferred Closing Assets" ” has the meaning set forth in Section 2.9(b).

“Deferred Closing Date XE "Deferred Closing Date" ” has the meaning set forth in Section 2.9(b).

“Deferred Issuance Date XE "Deferred Issuance Date" ” has the meaning specified in Section 2.9(e)(viii).

“Deposit Funds XE "Deposit Funds" ” has the meaning set forth in Section 2.8(a).

“Designated Buyer XE "Designated Buyer" ” has the meaning set forth in Section 2.11(a).

“Designated Parties XE "Designated Parties" ” has the meaning set forth in Section 2.1(o).

“Designation Deadline XE "Designation Deadline" ” has the meaning set forth in Section 2.5(e).

“DIP Credit Agreement XE "DIP Credit Agreement" ” means that certain Debtor-In-Possession Credit Agreement, dated as of June 15, 2026, by and among SVM Parent, as borrower, the other guarantors party thereto, and Karnavati Holdings, Inc., a Delaware corporation, as lender, as the same may be amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time in accordance with the DIP Order.

“DIP Order XE "DIP Order" ” means the final Order entered by the Bankruptcy Court at Docket No. 231 approving or authorizing Sellers’ entry into and performance under the DIP Credit Agreement.

“Disclosure Letter XE "Disclosure Letter" ” means the disclosure letter being delivered to Buyer contemporaneously with the execution of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, (a) the information and disclosures contained in any section of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Letter as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure, (b) the disclosure of any matter in the Disclosure Letter shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct, (c) the Disclosure Letter is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties by any Party except to the extent expressly set forth herein, (d) the inclusion of any item in the Disclosure Letter shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of any Seller or the Business, nor an admission of any liability to any third party, (e) matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein and any additional matters are set forth therein for informational purposes and (f) headings are inserted in the Disclosure Letter for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

“Emergency Planning and Community Right-to-Know Act XE "Emergency Planning and Community Right-to-Know Act" ” or “EPCRA XE "EPCRA" ” means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., as amended, and all rules and regulations promulgated thereunder.

“Employee Benefit Plans XE "Employee Benefit Plans" ” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Seller is an owner, a beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based compensation, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement and (c) other employment, consulting or other individual agreement or arrangement, in each case, (i) that is sponsored or maintained or contributed to (or required to be contributed to) by any Seller or any of its Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of any Seller, including any dependents or beneficiaries thereof or (ii) with respect to which any Seller has any actual or contingent Liability.

“Encumbrance XE "Encumbrance" ” means any charge, claim, mortgage, deed of trust, deed to secure debt, Lease, lien, encumbrance, title defects, mineral rights reservations, imperfections of title, servitudes, encroachments, restrictions, covenants, option, pledge, hypothecation, security interest or similar interest, preemptive right, right of first refusal, conditional sale or title retention agreements or other similar restriction.

“Enforceability Exceptions XE "Enforceability Exceptions" ” has the meaning set forth in Section 3.2.

“Environmental Claim XE "Environmental Claim" ” means any action, cause of action, claim, suit, proceeding, investigation, Order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, governmental response costs, remediation or clean-up costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Permit; or (c) any other matters for which liability is imposed under Environmental Laws.

“Environmental Law XE "Environmental Law" ” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; to the extent relating to exposure to Hazardous Materials, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Bald and Golden Eagle Protection Act, 16 U.S.C. §§ 668 et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq.; the Migratory Bird Treaty Act, 16 U.S.C. §§ 703 et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., all analogous state and local counterparts or equivalents thereof, and any other Laws or Orders of the United States, the State of California or of any other Governmental Authority having jurisdiction over any Transferred Asset in question relating to: (a) the prevention or cleanup of pollution or protection of the environment, including natural resources; (b) to the extent relating to exposure to Hazardous Materials, human and occupational health and safety; (c) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (d) the generation, manufacture, management, testing, control, cleanup, remediation, processing, distribution, use, reuse, transport, treatment, containment, storage, disposal, discharge, or handling of Hazardous

Materials; or (e) recordkeeping, labelling, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permit XE "Environmental Permit" ” means any Permit required under or issued pursuant to any Environmental Law.

“EPCRA Liabilities XE "EPCRA Liabilities" ” means all Liabilities arising under or relating to EPCRA, including any failure to timely or accurately report any such activity or any release, disposal, transfer or other management of any such toxic chemical.

“ERISA XE "ERISA" ” means the Employee Retirement Income Security Act of 1974, as amended and regulations promulgated thereunder.

“ERISA Affiliate XE "ERISA Affiliate" ” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined in Section 414(m) of the Code) or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

“Escrow Agent XE "Escrow Agent" ” means Customers Bank, a Pennsylvania state-chartered bank.

“Escrow Agreement XE "Escrow Agreement" ” means that certain Escrow Deposit Agreement, dated August 14, 2026, by and between SVM Parent and the Escrow Agent.

“Exchange Act XE "Exchange Act" ” means the Securities Exchange Act of 1934.

“Excluded Assets XE "Excluded Assets" ” has the meaning set forth in Section 2.2.

“Excluded Contracts XE "Excluded Contracts" ” means, collectively, all Contracts to which Sellers or any of their Affiliates are a party, or in respect of which any assets or properties of Sellers or any of their Affiliates are subject to or bound, including the Soda Ash Contracts, other than the Transferred Contracts.

“Excluded Employee Liabilities XE "Excluded Employee Liabilities" ” means, except for any Liabilities expressly assumed by Buyer pursuant to Section 2.3(e), Section 6.3, the TSA, and any other agreement between the Union and Sellers (and, as applicable, Buyer or an Affiliate of Buyer) pertaining to Buyer’s provision to Sellers of the services of the Transferred Employees who are represented by the Union until the Deferred Closing, the Liabilities of any Seller or any of its Affiliates relating to any Business Employee or any other current or former employee or other service provider of any Seller or any of its Affiliates, or any spouse, dependent or beneficiary thereof, including: (a) any Liability arising at any time under or in connection with any Employee Benefit Plan, (b) any Liability that constitutes a COBRA Liability or a Seller WARN Act Liability, (c) any Liability that is or may be imposed on Seller or any Affiliate of Seller due to such entity’s status as an ERISA Affiliate of any other entity, (d) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by Seller or any Affiliate of Seller of any current or former employee or other service provider, (e) any Liability for wages, remuneration, compensation (including any equity grants, bonuses or commissions due any employee arising in connection with the transaction contemplated by this Agreement), benefits, severance or other accrued obligations (i) associated with any Business Employee or other service provider of any Seller or any of its Affiliates who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (ii) with respect to any Transferred Employee, arising prior to the Closing, and (f) any Liability arising out of an unfair labor practice, unemployment compensation or worker’s compensation Law or regulation or under any federal, state or local employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to Business Employees or other service providers; in each of the foregoing clauses (a) through (f), solely to the extent with respect to (i) any employee or other service provider of any Seller or any of its Affiliates who does not become a Transferred Employee (or any dependent or beneficiary thereof) at any time, and (ii) any Transferred Employee, to the extent arising prior to the Closing.

“Excluded Liabilities XE "Excluded Liabilities" ” has the meaning set forth in Section 2.4.

“Execution Date XE "Execution Date" ” has the meaning set forth in the Preamble.

“FCC XE "FCC" ” has the meaning set forth in Section 6.4(g).

“Filing Deadline XE "Filing Deadline" ” has the meaning set forth in Section 6.23(b).

“Foreign Competition Laws XE "Foreign Competition Laws" ” has the meaning set forth in Section 3.3(a).

“Fraud XE "Fraud" ” means intentional fraud by a Person in the making of a representation or warranty expressly stated in Article III or Article IV of this Agreement or in any Ancillary Agreement under Delaware Law (including the element of scienter). For the avoidance of doubt, “Fraud” shall not include equitable fraud or any fraud claims based on constructive or imputed knowledge, recklessness, negligent misrepresentation or a similar theory, or as an element of any Avoidance Action.

“Fundamental Representations XE "Fundamental Representations" ” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4(a), Section 3.4(b) and Section 3.18.

“GAAP XE "GAAP" ” means United States generally accepted accounting principles as in effect on the Execution Date.

“Governmental Authority XE "Governmental Authority" ” means any United States or non-United States national, federal, state, provincial, municipal or local governmental, regulatory or administrative authority, agency, department, commission, board, bureau or other governmental body, or any court, tribunal or commission or any other judicial or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority, including the Bankruptcy Court.

“Guaranteed Obligations XE "Guaranteed Obligations" ” has the meaning set forth in Section 6.16.

“Hazardous Materials XE "Hazardous Materials" ” means (a) any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed or classified as, defined as, characterized as, regulated as or otherwise determined to be hazardous, toxic, dangerous, pollutants, contaminants, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under Environmental Law, (b) any petroleum (including crude oil or any fraction thereof), and any petroleum products, byproducts or breakdown products, radioactive materials, radon, asbestos in any form, including asbestos-containing materials, lead, urea formaldehyde foam insulation, per-and polyfluoroalkyl substances and polychlorinated biphenyls, and (c) any other substance or waste that is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law due to its deleterious effects on the environment or human health.

“HSBC Demand Line Agreement XE "HSBC Demand Line Agreement" ” means that certain Facility Letter, dated as of August 29, 2025, by and between SVM Parent and HSBC Bank USA, National Association (“HSBC XE "HSBC" ”) (as modified, amended, amended and restated, or supplemented from time to time).

“HSBC Receivables Agreement XE "HSBC Receivables Agreement" ” means that certain Recourse Receivables Purchase Agreement, dated as of March 29, 2024, by and between SVM Parent and HSBC.

“HSR Act XE "HSR Act" ” has the meaning set forth in Section 3.3(a).

“Indemnified Guarantees XE "Indemnified Guarantees" ” has the meaning set forth in Section 6.15(a).

“Initial Bridge Facility Tranche XE "Initial Bridge Facility Tranche" ” means a portion of the Bridge Facility in an aggregate principal amount of $7,000,000 that is to be funded at the Closing in accordance with the terms set forth in Exhibit A-1 hereto.

“Intellectual Property XE "Intellectual Property" ” means all intellectual property rights throughout the world, including all U.S. and foreign rights in: (a) trade names, trademarks and service marks, business names, corporate names, domain names, trade dress, logos, slogans, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks XE "Trademarks" ”); (b) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents XE "Patents" ”); (c) copyrights and copyrightable subject matter (whether registered or unregistered) (“Copyrights XE "Copyrights" ”); (d) intellectual property rights in Software; (e) confidential or proprietary information, trade secrets and know-how, and all other inventions, proprietary processes, formulae, models, and methodologies; (f) all applications and registrations for any of the foregoing; and (g) all rights and remedies (including the right to sue for and recover damages) against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“Inventory XE "Inventory" ” means all raw materials, works-in-progress, finished goods, supplies, packaging materials and other inventories owned by Sellers for use primarily in the Business.

“IP Assignment Agreement XE "IP Assignment Agreement" ” has the meaning set forth in Section 2.9(d)(ii).

“IP Registry XE "IP Registry" ” has the meaning set forth in Section 6.6.

“IRS XE "IRS" ” means the Internal Revenue Service of the United States.

“IT Assets XE "IT Assets" ” has the meaning set forth in Section 3.11(g).

“IWV Adjudication Rights XE "IWV Adjudication Rights" ” means all right, title and interest of Sellers in and to Sellers’ claims, causes of action, defenses, party status, appeals, and other rights and interests in the IWVWD Adjudication and any allocation, production right, pumping right, judgment, award, settlement right, credit, quantification, priority, or other right or entitlement awarded, recognized, confirmed or otherwise arising in favor of Sellers in or as a result of the IWVWD Adjudication, whether before or after the Closing. The IWV Adjudication Rights means and includes all rights, title and interest of Sellers in and to Seller’s rights and interests pursuant to the November 13, 2025 Settlement Agreement between Sellers and the Indian Wells Valley Groundwater Authority.

“IWVWD Adjudication XE "IWVWD Adjudication" ” means the groundwater adjudication captioned Indian Wells Valley Water District v. All Persons, Orange County Superior Court Lead Case No. 30-2021-01187275-CU-OR-CJC, including all consolidated and related actions, proceedings, orders, judgments, appeals, and other matters arising therefrom or relating thereto.

“KHI XE "KHI" ” means Karnavati Holdings, Inc.

“KHI Letter of Credit XE "KHI Letter of Credit" ” has the meaning set forth in Section 6.15(c).

“KHI Loan Agreement XE "KHI Loan Agreement" ” means that certain 2026 Term Loan Agreement, dated as of January 12, 2026, by and between SVM Parent and Karnavati Holdings, Inc.

“Knowledge XE "Knowledge" ” with respect to Sellers means the actual knowledge of Dennis Cruise, Don Pemberton, Daniel Sappleton and Michael Neagle (after reasonable inquiry of such individual’s direct reports).

“Labor Organization XE "Labor Organization" ” means any labor union, labor organization, works council or other similar employee representative, including the Union.

“Law XE "Law" ” means any and all federal, state, local and foreign laws (including common law), statutes, ordinances, rules, regulations, policies, and codes, in each case, enacted, adopted or promulgated by a Governmental Authority, and any Order.

“Lease XE "Lease" ” means any lease, sublease, license, or other use or occupancy agreement with respect to real property to which any Seller is a party as lessee, sublessee, tenant, subtenant, occupant or in a similar capacity.

“Lease Assignment XE "Lease Assignment" ” has the meaning set forth in Section 2.9(d)(vi).

“Leased Real Property XE "Leased Real Property" ” means any real property used in connection with the Business that is leased, subleased, licensed or otherwise occupied by any Seller pursuant to a Lease, license, right of way, privilege, easement or Permit.

“Legal Restraint XE "Legal Restraint" ” has the meaning set forth in Section 8.1(a).

“Liability XE "Liability" ” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien Release XE "Lien Release" ” has the meaning set forth in Section 6.6.

“Material Adverse Effect XE "Material Adverse Effect" ” means any event, change, condition, circumstance, development, occurrence, state of facts or effect (or the result thereof) or matter that individually or in the aggregate (a) has had, or would reasonably be expected to have, a material adverse effect on the Business, the Transferred Assets or the condition (financial or otherwise), assets, liabilities, or operations of the Business, taken as a whole, or (b) prevents or materially delays or impedes, or would reasonably be expected to prevent or materially delay or impede, the performance by Sellers of their obligations under this Agreement or the Ancillary Agreements, other than, solely with respect to the immediately preceding clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the industry or geographical areas in which the Business operates, (ii) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), including (1) hostilities, acts of war, protests, riots, unrest, sabotage, terrorism, cyberterrorism or cybercrime or military actions or any escalation or worsening of any of the same, (2) any Executive Order of the U.S. President, or any public statement or announcement by or on behalf of the U.S. President or formal statement by or on behalf of the U.S. White House, (3) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence of any Governmental Authority, including any shutdown or furlough of the U.S. federal government or its employees, (4) changes in any financial, debt, credit, capital or banking markets or conditions, including any increase in operating costs or capital expenses (including any disruption thereof) to the extent arising from such changes, and (5) changes in interest, currency or exchange rates or tariffs or any trade wars, (iii) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any civil disturbance, embargo, natural disaster, earthquake, fire, flood, hurricane, tornado or other weather event, or the onset or continuation of any global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Authority), viral outbreak (including “Coronavirus” or “COVID-19” or any variant thereof) or any quarantine, lockdown, travel restriction, business restriction or trade restriction related thereto, (iv) changes in any applicable Laws (or authoritative interpretations or enforcement thereof), (v) changes in GAAP or other accounting practices, policies or requirements, or authoritative interpretations or enforcement thereof, (vi) the execution, existence, performance, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, (vii) the announcement or pendency of the Chapter 11 Case (and any limitations therein pursuant to the Bankruptcy Code, any Order of the Bankruptcy Court, or the DIP Credit Agreement (or limitations of funding thereunder)), the events leading or giving rise to the Chapter 11 Case, or any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby, (2) the reorganization of Sellers and any related plan of reorganization or disclosure statement, (3) the Sale Motion, (4) the assumption of any Transferred Contract, or (5) any action approved by the Bankruptcy Court, (viii) any action taken by any Seller at the written request of Buyer or that is required by this Agreement, (ix) the identity of Buyer or any of its Affiliates, (x) any failure, in and of itself, of Sellers to achieve any internal or published budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (but, for the avoidance or doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (xi) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement, including, in the event of Buyer’s failure to give consent under Section 6.1 or any other provision hereof if consent of Buyer is specifically requested by Sellers in writing, following disclosure by Sellers (if specifically requested by Buyer in writing) of all pertinent material facts within their possession, (xii) any breach by Buyer of its obligations under this Agreement, or (xiii) any change in the cost or availability or other terms of any financing; provided, however, that changes or developments set forth in clauses (i), (ii), (iii), (iv) or (v) may be taken into account in determining whether there has been or is a Material Adverse Effect if such changes or developments have a disproportionate impact on the Business or the Transferred Assets, taken as a whole, relative to the other participants in the industries and markets in which the Business operates.

“Mining Agreement XE "Mining Agreement" ” has the meaning set forth in Section 2.9(d)(x).

“Nirma XE "Nirma" ” has the meaning set forth in the Preamble.

“Nirma Buyer Release XE "Nirma Buyer Release" ” has the meaning set forth in Section 6.22(b)(ii).

“Nirma Claims XE "Nirma Claims" ” has the meaning set forth in Section 2.1(b).

“Nirma/KHI Non-Recourse Person XE "Nirma/KHI Non-Recourse Person" ” has the meaning set forth in Section 10.21(c).

“Nirma Released Parties XE "Nirma Released Parties" ” means (a) Nirma, (b) each Affiliate of Nirma (including KHI), and (c) each of their ((a) and (b)) and Sellers’ respective present or former officers, directors, shareholders, members, employees, agents, advisors, attorneys, accountants, consultants, successors, heirs and assigns.

“Nirma Releasor XE "Nirma Releasor" ” has the meaning set forth in Section 6.22(b)(ii).

“Nirma Requested Information XE "Nirma Requested Information" ” has the meaning set forth in Section 6.2(d).

“North Brackish Wells XE "North Brackish Wells" ” means the six (6) wells identified as (a) “ACE-1A,” (b) “ACE 2,” (c) “ACE-3A,” (d) “V.W. 29A,” (e) “V.W. 38A,” and (f) “V.W. 41A,” and all pumps, pipelines, conveyance systems, storage facilities, treatment facilities, meters and other equipment, facilities, improvements connected used to convey water from the wells.

“Note Consideration XE "Note Consideration" ” has the meaning set forth in Section 2.6(c).

“Offer Employee XE "Offer Employee" ” has the meaning set forth in Section 6.3(a).

“Order XE "Order" ” means any award, writ, injunction, judgment, order, decision, settlement, verdict, stipulation, or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business XE "Ordinary Course of Business" ” means the operation of the Business in the ordinary and usual course consistent with past practice and custom of Sellers, as such practice and custom is, or may have been, modified as a result of the Chapter 11 Case, in each case subject to (a) the filing of the Chapter 11 Case, (b) any Orders of the Bankruptcy Court, and (c) the conduct of the process as contemplated by the Bidding Procedures approved by the Bankruptcy Court.

“Organizational Documents XE "Organizational Documents" ” means (a) with respect to any corporation, its certificate or articles of incorporation, its bylaws, and any shareholder or stockholder agreement, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, any statement of partnership and its partnership agreement, (d) with respect to any limited liability company, its certificate of formation or articles of organization and its operating agreement, (e) with respect to any other form of entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and any agreement amongst its members, (f) any documents equivalent to any of the foregoing applicable to non-U.S. jurisdictions, and (g) any amendments, side letters, modifications, or other arrangements with respect to any of the foregoing.

“Outside Date XE "Outside Date" ” has the meaning specified in Section 9.1(b)(iii).

“Owned Real Property XE "Owned Real Property" ” means any real property owned by SVM Parent or any other Seller, including all of SVM Parent’s or such other Seller’s right, title and interest in and to any improvements, fixtures and structures thereon, including all easements, privileges and appurtenances relating thereto.

“Party XE "Party" ” or “Parties XE "Parties" ” means, individually or collectively, Buyer, Sellers, Buyer Parent solely with respect to Section 2.6(b), Section 6.16, Section 6.17, Section 6.22(b) and Section 6.23 and Nirma, solely with respect to Section 2.1(b), Section 2.6(c), Section 2.7, Section 2.10, Section 5.2, Section 5.5, Section 6.2(c), Section 6.13, Section 6.15, Section 6.16,

Section 6.17, Section 6.18, Section 6.22, Section 7.3, Section 8.1(b), Section 8.4, Section 9.2, Section 10.20 and Section 10.21(c).

“Permits XE "Permits" ” means all material permits (including work permits and visas), licenses, franchises, approvals, rights of way, leases, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority, excluding Bureau of Land Management Leases, necessary for Sellers to own, lease and operate their assets and properties, to employ or engage officers, workers and employees who are not citizens of the country where they are carrying out their duties or performing their services and to carry on the Business as currently conducted.

“Permitted Encumbrance XE "Permitted Encumbrance" ” means (a) Encumbrances for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, suppliers’, vendors’ and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business for amounts not yet due and payable as of the Petition Date and that are being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) with respect to any Leased Real Property, any Encumbrance affecting the fee interest of the landlord, sublandlord or licensor of such real property which does not, and would not reasonably be expected to, individually or in the aggregate, materially interfere with the present use or operation of the related Leased Real Property in the conduct of the Business as currently conducted thereon, (e) with respect to any Real Property, matters of record including mineral rights reservations, covenants, conditions, restrictions, easements, licenses, rights-of-way and other similar non-monetary charges or encumbrances or defects or imperfections of title of any kind that do not, and would not, reasonably be expected to, individually or in the aggregate, materially interfere with the present use or operation, or materially impair the value of, the Real Property subject to such encumbrances, (f) non-exclusive licenses of, or other non-exclusive grants of rights in, Intellectual Property granted in the Ordinary Course of Business, (g) public roads, highways, zoning codes, building codes, entitlements, conservation restrictions or other land use or environmental Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over the Real Property which do not, individually or in the aggregate, materially interfere with the present use or operation of the related Real Property in the conduct of the Business as currently conducted thereon, (h) Encumbrances arising under purchase money security interests, equipment leases or other similar arrangements entered into in the Ordinary Course of Business and (i) any Encumbrances permitted by or that will be removed or released by operation of the Sale Order at Closing.

“Permitted Suspension XE "Permitted Suspension" ” has the meaning set forth in Section 6.23(c).

“Person XE "Person" ” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information XE "Personal Information" ” means information in any form that relates to or could be used to identify a natural Person, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term under any applicable Privacy Laws.

“Petition Date XE "Petition Date" ” has the meaning set forth in the Recitals.

“Post-Closing Tax Period XE "Post-Closing Tax Period" ” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning at the start of the day after the Closing Date.

“Potable Water System XE "Potable Water System" ” means the five wells identified as (a) “W.E. 2,” (b) “W.E. 4,” (c) “I.W. 30,” (d) “I.W. 35,” and (e) “I.W. 36,” which are identified as State ID (i) 27S/40E – 040 B3M, (ii) 27S/40E – 050 D01M, (iii) 26S/39E-25EO1M, (iv) 25S/40E – 30 D01M, and (v) 3610042 - 007, respectively, and all pumps, pipelines, conveyance systems, storage facilities, treatment facilities, meters and other equipment, facilities, improvements connected used to convey water from the wells.

“Pre-Closing Tax Period XE "Pre-Closing Tax Period" ” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the end of the Closing Date.

“Prepaid Expenses XE "Prepaid Expenses" ” means all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise)) for rent, electricity, telephone bonds or other sureties or other expenses (including all prepaid rent and all prepaid charges, expenses and rent under any personal property leases), advances, prepaid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), except that (a) Utility Deposits, and (b) professional fee retainers and prepaid deposits related thereto shall not be included in this definition of “Prepaid Expenses.”

“Privacy Laws XE "Privacy Laws" ” means all Laws and binding guidelines and standards relating to privacy, data security, the processing of Personal Information, and data breach notification.

“Privacy Requirements XE "Privacy Requirements" ” has the meaning set forth in Section 3.12.

“Property Taxes XE "Property Taxes" ” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price XE "Purchase Price" ” has the meaning set forth in Section 2.6.

“Qualified Leave Recipient XE "Qualified Leave Recipient" ” means any Business Employee who is absent from active employment as of immediately prior to the Closing Date as a result of an approved leave of absence.

“Railcar Lessors XE "Railcar Lessors" ” has the meaning set forth in Section 6.21.

“Real Property XE "Real Property" ” means, collectively, the Leased Real Property and the Owned Real Property.

“Recent SEC Reports XE "Recent SEC Reports" ” has the meaning set forth in Article IV.

“Registered IP XE "Registered IP" ” has the meaning set forth in Section 3.11(a).

“Registrable Shares XE "Registrable Shares" ” has the meaning set forth in Section 6.23(a).

“Regulatory Authority XE "Regulatory Authority" ” has the meaning set forth in Section 6.4(a).

“Regulatory Material Adverse Effect XE "Regulatory Material Adverse Effect" ” has the meaning set forth in Section 6.4(e).

“Release XE "Release" ” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives XE "Representatives" ” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, Advisors, bankers and other representatives of such Person.

“Required Bonding XE "Required Bonding" ” means the applicable reclamation bonds, letters of credit or other sources of collateral or financial assurance sufficient to replace all Supported Seller Bonds.

“Required Financial Statements XE "Required Financial Statements" ” has the meaning set forth in Section 6.12.

“Resale Registration Statement XE "Resale Registration Statement" ” has the meaning set forth in Section 6.23(a).

“Sale Hearing XE "Sale Hearing" ” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Motion XE "Sale Motion" ” means the motion filed with the Bankruptcy Court at Docket No. 18 in the Chapter 11 Case seeking entry of the Bidding Procedures Order and the Sale Order.

“Sale Order XE "Sale Order" ” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated thereby, substantially in form attached hereto as Exhibit B, with such changes that are in form and substance reasonably acceptable to Buyer, Sellers, and Nirma; provided that any such changes shall not be materially adverse to Nirma in connection with the Purchase Price allocations set forth in Section 2.7 or the Sellers Nirma Release.

“SEC XE "SEC" ” means the U.S. Securities and Exchange Commission.

“Securities Act XE "Securities Act" ” has the meaning set forth in Section 3.19.

“Security Incident XE "Security Incident" ” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personal Information and/or confidential information, or access to or compromise of Sellers’ systems, networks or information technology; or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller 401(k) Plan XE "Seller 401(k) Plan" ” has the meaning set forth in Section 6.3(g).

“Seller Bonds XE "Seller Bonds" ” has the meaning set forth in Section 6.15(a).

“Seller Non-Recourse Person XE "Seller Non-Recourse Person" ” has the meaning set forth in Section 10.21(b).

“Seller Releasor XE "Seller Releasor" ” has the meaning set forth in Section 6.22(a).

“Seller Taxes XE "Seller Taxes" ” means (a) any Taxes imposed by a Governmental Authority on any Seller, the Transferred Assets or with respect to the Business, in each case in respect of any Pre-Closing Tax Period, (b) any Liability of any Seller for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than pursuant to this Agreement), (c) any Property Taxes allocated to Sellers pursuant to Section 7.2 and (d) any Transfer Taxes for which Sellers are responsible pursuant to Section 7.1, but excluding any Property Taxes to the extent specifically allocated to Buyer pursuant to Section 7.2.

“Seller WARN Act Liability XE "Seller WARN Act Liability" ” means, except for any such Liabilities expressly assumed by Buyer pursuant to Section 6.3(j), any Liability of any Seller or any of its Affiliates arising under the WARN Act with respect to any mass layoff, plant closing or other termination of Business Employees that occurs prior to the Closing Date.

“Seller(s) XE "Seller(s)" ” has the meaning set forth in the Preamble.

“Sellers Nirma Release XE "Sellers Nirma Release" ” has the meaning set forth in Section 6.22(a).

“Soda Ash Contracts XE "Soda Ash Contracts" ” means the Supply and Liquidity Agreement and every other Contract, purchase order, sales order, commitment or arrangement primarily relating to the purchase, sale, supply, marketing, distribution or other disposition of soda ash (in any form), including all amendments, supplements and ancillary agreements relating thereto, in each case, as set forth on Section 1.1(a) of the Disclosure Letter, and all accounts receivable, notes receivable, trade receivables and other amounts receivable arising under or relating to any of the foregoing.

“Software XE "Software" ” means computer programs (whether in source code, object code, or other form), firmware, software, models, algorithms, methodologies, databases, compilations, data, all technology supporting the foregoing, and all documentation, including user manuals and training materials.

“South Brackish Wells XE "South Brackish Wells" ” means the wells identified as (a) “U21,” (b) “U22,” (c) “U23,” (d) “U24,” (e) “U25,” (f) “U26,” (g) “U28,” (h) “U31A,” (i) “U32,” (j) “U35,” and (k) “U36,” and all pumps, pipelines, conveyance systems, storage facilities, treatment facilities, meters and other equipment, facilities, improvements connected used to convey water from the wells.

“STB XE "STB" ” means the Surface Transportation Board of the United States.

“Stock Consideration XE "Stock Consideration" ” has the meaning set forth in Section 2.6(b).

“Straddle Period XE "Straddle Period" ” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary XE "Subsidiary" ” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Successful Bidder XE "Successful Bidder" ” means the bidder for the Transferred Assets with the highest or otherwise best bid for the Transferred Assets as determined in accordance with the Bidding Procedures.

“Supply and Liquidity Agreement XE "Supply and Liquidity Agreement" ” means that certain Soda Ash Supply Agreement and Liquidity Arrangement, dated as of June 14, 2026, by and between SVM Parent and TATA Chemicals North America Inc.

“Supported Seller Bonds XE "Supported Seller Bonds" ” has the meaning set forth in Section 6.15(b).

“SVM Parent XE "SVM Parent" ” has the meaning set forth in the Preamble.

“SVM Parent Letter of Credit XE "SVM Parent Letter of Credit" ” means the standby letter of credit issued on July 16, 2024, as amended, by HSBC for the benefit of Zurich American

Insurance Company on behalf of SVM Parent in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000).

“SVM Railway XE "SVM Railway" ” has the meaning set forth in the Preamble.

“SVM Railway Collective Bargaining Agreement XE "SVM Railway Collective Bargaining Agreement" ” means the Collective Bargaining Agreement, dated as of May 8, 2023, by and between SVM Railway and the Union.

“SVM Water XE "SVM Water" ” has the meaning set forth in the Preamble.

“Tax Law XE "Tax Law" ” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority relating to Taxes.

“Tax Return XE "Tax Return" ” means any return, document, declaration, report, claim for refund, statement, information statement or other information or filing relating to Taxes, including any schedule or attachment thereto or amendment thereof, that is filed with or supplied to, or required to be filed with or supplied to, any Governmental Authority.

“Taxes XE "Taxes" ” means any and all U.S. federal, state and local, non-U.S., and other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs or other assessments imposed by any Governmental Authority, including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, together with any interest, penalties, additions to tax, or other additional amounts imposed with respect thereto.

“Transfer Date XE "Transfer Date" ” has the meaning set forth in Section 6.3(a).

“Transfer Taxes XE "Transfer Taxes" ” has the meaning set forth in Section 7.1.

“Transferred Assets XE "Transferred Assets" ” has the meaning set forth in Section 2.1.

“Transferred Contracts XE "Transferred Contracts" ” has the meaning set forth in Section 2.1(f).

“Transferred Employee XE "Transferred Employee" ” has the meaning set forth in Section 6.3(a).

“Transferred Employee Records XE "Transferred Employee Records" ” means employee personnel or other employee-related files or records of Sellers that relate to the Transferred Employees.

“Transferred IP XE "Transferred IP" ” has the meaning set forth in Section 2.1(g).

“Treasury Regulations XE "Treasury Regulations" ” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“TSA XE "TSA" ” has the meaning set forth in Section 6.20(a).

“Union XE "Union" ” means the International Association of Sheet Metal, Air, Rail and Transportation Workers Transportation Division GO-887.

“Unknown Claims XE "Unknown Claims" ” has the meaning set forth in Section 6.22(c).

“Utility Deposits XE "Utility Deposits" ” means any deposits held by Sellers or any utility pursuant to the terms of that certain Final Order (I) Approving Debtors’ Proposed Form of Adequate Assurance of Payment; (II) Establishing Procedures For Resolving Objections By Utility Companies; (III) Prohibiting Utility Companies From Altering, Refusing, or Discontinuing Service; and (IV) Granting Related Relief filed [Docket No. 152].

“Visa Employees XE "Visa Employees" ” has the meaning set forth in Section 6.3(l).

“VWAP XE "VWAP" ” means the volume-weighted average price per share of Buyer Parent Common Stock on the principal national securities exchange on which such shares are listed or quoted, calculated over the twenty (20) consecutive trading days ending on (and including) the trading day immediately preceding the Closing Date; provided that if Buyer Parent Common Stock is not listed or quoted on a national securities exchange during any trading day within such period, the VWAP for such day shall be determined by reference to the over-the-counter market or, if no such market quotation is available, by mutual agreement of Buyer, Sellers, and Nirma, or failing such agreement, by an independent nationally recognized valuation firm selected by mutual agreement of the Parties.

“WARN Act XE "WARN Act" ” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

“Water Assets XE "Water Assets" ” means, collectively, all of Sellers’ Water Rights XE "Water Rights" , Water Infrastructure XE "Water Infrastructure" , and IWV Adjudication Rights.

“Water Assets Assignment XE "Water Assets Assignment" ” has the meaning set forth in Section 2.9(d)(xii).

“Water Infrastructure XE "Water Infrastructure" ” means all wells, bores, pumps, pipelines, conveyance systems, storage facilities, treatment facilities, meters, extraction facilities, points of diversion, points of rediversion, intakes, and other equipment, facilities, and improvements used or held for use in the exercise of the Water Rights, including the Potable Water System, North Brackish Wells, and South Brackish Wells, together with all related Real Property.

“Water Rights XE "Water Rights" ” means all right, privilege, claim, title and interest of Sellers in and to water used or held for use by the Business, however arising and whether vested, inchoate, contingent, determined, or disputed, including all prescriptive, appropriative, correlative, overlying, riparian, return flow, recapture, reuse, banked, recycled, treated, stormwater, imported, purchased, diverted, recovered, carryover, and any and all associated or other rights to extract, pump, produce, divert, convey, store, treat, use, transfer, use, and sell water, including any related allocations, production rights, pumping rights, storage rights, carryover rights, transfer rights, credits and other rights or entitlements.

Article II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, upon the terms and subject to the conditions of this Agreement and subject to approval of the Bankruptcy Court, at the Closing (subject to Section 2.9), Sellers shall sell, assign, transfer, deed, convey and deliver, or cause to be sold, transferred, deeded, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, all right, title and interest of Sellers, in, to or under the Transferred Assets free and clear of any and all Encumbrances (other than Permitted Encumbrances). “Transferred Assets XE "Transferred Assets" ” shall mean all right, title and interest of Sellers to or under the properties and assets of Sellers of every kind and description, specifically listed below in this Section 2.1, wherever located, whether real, personal or mixed, tangible or intangible, to the extent owned, leased, licensed, used, occupied or held for use in or relating to the Business, including any such properties, rights, interests, and other assets acquired by Sellers after the Execution Date and prior to the Closing, in each case, comprising the following (but excluding in each case any Excluded Assets):

(a) all rights, claims, causes of action and credits owned by Sellers against any party arising out of events occurring prior to the Closing related to the Transferred Assets or Assumed Liabilities or the Business, including, for the avoidance of doubt, arising out of events occurring prior to the commencement of the Chapter 11 Case, and including any rights under or pursuant to any and all warranties, licenses, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, in each case, relating to any Transferred Asset or in respect of the Business or the Assumed Liabilities, and any claims of Sellers against suppliers and other third parties pursuant to the Transferred Contracts;

(b) any and all claims and causes of action of any Sellers or their respective bankruptcy estates of every kind and nature against any Nirma Released Parties, whether known or unknown, fixed or contingent, matured or unmatured, including, any Avoidance Actions, alter ego claims, veil-piercing claims, contract claims and commercial tort claims, and further including any and all claims or causes of action of a kind listed in Section 6.22, all to the extent that any such claims or causes of action are not extinguished by the Sellers Nirma Release at any time ceases to be effective or enforceable (the “Nirma Claims XE "Nirma Claims" ”);

(c) all Owned Real Property;

(d) all tangible property, machinery, equipment, Inventory (including any goods in transit, even if title to such goods would pass free on board destination) other than all soda ash inventory in process, and tenant improvements of Sellers, including such assets that are located at, used in connection with, or associated with the Real Property;

(e) all IT Assets, including Software, and related systems and equipment;

(f) all Contracts set forth on Section 2.1(f) of the Disclosure Letter, as may be amended from time to time pursuant to Section 2.5(d) (collectively, the “Transferred Contracts XE "Transferred Contracts" ”) and the rights thereunder, other than the Soda Ash Contracts and all rights under such Soda Ash Contracts; provided that any applicable Cure Claims shall either be waived by the contract counterparty or paid by or on behalf of Buyer or its designee in an amount and on terms agreed upon between Buyer and contract counterparty;

(g) all Intellectual Property owned by any Seller, including the Intellectual Property listed on Section 3.11(a) of the Disclosure Letter (the “Transferred IP XE "Transferred IP" ”);

(h) all goodwill associated with the Transferred Assets or the Business;

(i) subject to Section 2.2(d), all Prepaid Expenses to the extent allocable to operations of the Business on or after the Closing Date;

(j) to the extent not prohibited by Law and not subject to attorney-client privilege or other work product doctrine, all documents and other books and records, correspondence, the Transferred Employee Records, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, Software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, including all books and records and other documents relating to Taxes imposed on the Transferred Assets or with respect to the Business, in each case, to the extent related to the Business or any Transferred Asset or Assumed Liability, in each case, except as set forth in Section 2.2(a);

(k) all telephone, email addresses and facsimile numbers of the Business and all records of email addresses of customers and suppliers of the Business;

(l) subject to obtaining the applicable consents set forth on Section 3.3(b) of the Disclosure Letter, all Permits and licenses held by Sellers and relating to the Transferred Assets or the Business, but only to the extent such Permits may be transferred under applicable Law;

(m) all Water Assets;

(n) all accounts receivable, notes receivable, trade receivables and other amounts receivable generated by the Business and/or relating to the Transferred Contracts, and all cash receipts received from customers of the Business, in each case to the extent arising from or attributable to operations of the Business on or after the Closing Date; and

(o) all Avoidance Actions against the following (collectively, the “Designated Parties XE "Designated Parties" ”): (i) any Seller’s lenders, vendors, suppliers, customers or trade creditors with whom Buyer continues to conduct business in regard to the Transferred Assets after the Closing, (ii) any of Sellers’ counterparties under any licenses of Intellectual Property that are Transferred Contracts or counterparties under any other Transferred Contracts, (iii) any officer, manager or employee of Sellers that is a Transferred Employee and (iv) any Affiliates of any of the Persons listed in clauses (i) through (iii); provided, however, that it is understood and agreed by the parties that Buyer will not pursue or cause to be pursued any Avoidance Actions against any of the Designated Parties other than as a defense (to the extent permitted under applicable Law) against any claim or cause of action raised by such Designated Party.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Sellers are not selling, and Buyer is not purchasing, any right, title or interest in, to or under the following assets of Sellers, all of which shall be retained by Sellers (collectively, the “Excluded Assets XE "Excluded Assets" ”):

(a) Sellers’ documents, written files, papers, books, reports and records, including those prepared or received by any Seller or any of its Affiliates or Representatives: (i) in connection with any sale or potential sale of SVM Parent and its Subsidiaries, the Business, or any portion thereof including the Transferred Assets (including this Agreement and the transactions contemplated hereby) prepared in connection with the marketing, solicitation, negotiation, execution or consummation of any such sale or potential sale, including confidential information memoranda, teaser letters, bid letters, bid process letters, sale advisor work product, management presentations prepared exclusively for prospective purchasers, and internal analyses prepared by or on behalf of Sellers or their Advisors exclusively for the purpose of evaluating, structuring, or negotiating such sale; provided, however, that this clause (i) shall not apply to any document, file, book, record, or other material that constitutes an operational record of the Business (including financial statements, budgets, operating reports, contracts, permits, regulatory correspondence, technical data, engineering records, and employee records), in each case, solely by reason of such document having been reviewed, produced, placed in, or made available through any data room or other diligence materials in connection with any such sale or potential sale; (ii) relating to the Chapter 11 Case; (iii) that are subject to any privilege in favor of any Seller or any of its Affiliates; or (iv) that any Seller is required by Law or other requirement to retain;

(b) all rights, claims and causes of action to the extent solely relating to any Excluded Asset (and not relating in any way to any Transferred Asset);

(c) shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller;

(d) all retainers or similar prepaid amounts paid to the Advisors of Sellers and all other Prepaid Expenses to the extent allocable to operations of the Business prior to the Closing Date;

(e) all in-process soda ash inventory and the assets of Sellers listed in Section 2.2(e) of the Disclosure Letter;

(f) all director and officer insurance policies and all other insurance policies relating to the Business, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case, solely to the extent payable to or on behalf of, or in respect of amounts payable by any Seller or any Subsidiary of any Seller to, any individuals covered by such policies;

(g) all Excluded Contracts;

(h) (i) all books and records to the extent primarily related to any of the Excluded Assets or Liabilities of Sellers other than Liabilities assumed by Buyer pursuant to Section 2.3; (ii) all minute books, Organizational Documents, stock registers and such other books and records of any Seller or any Subsidiary of any Seller, as pertaining to ownership, organization, qualification to do business, capitalization, or existence of such Seller or Subsidiary of any Seller, Tax Returns (and any related work papers) of any Seller or any Subsidiary of any Seller, and corporate seal of any Seller or any Subsidiary of any Seller, in each case, that do not relate to any of the Transferred Assets, the Assumed Liabilities or the Business; and (iii) all books and records, including any records of Sellers that relate to the Transferred Employees, that any Seller is required by Law to retain or prohibited by Law from transferring or are otherwise subject to attorney-client privilege or other work product doctrine; provided, that, in the cases of clauses (ii) and (iii), Sellers shall use commercially reasonable efforts to provide such documents, copies thereof or access thereto to Buyer in a manner that does not breach any applicable confidentiality obligation or require approval under the confidentiality arrangement;

(i) all Tax refunds and Tax attributes related to either a Pre-Closing Tax Period or income taxes of Sellers that are not transferred by the operation of applicable Tax Law;

(j) all bank and lock box accounts of the Business;

(k) all Cash and Cash Equivalents (for the avoidance of doubt, other than Section 2.1(n));

(l) the Cash Consideration, the Stock Consideration and the Note Consideration;

(m) all assets set aside in trust (including any rabbi trust or similar vehicle) with respect to any Employee Benefit Plan;

(n) (A) all accounts receivable, notes receivable, trade receivables and other amounts receivable generated by the Business and/or relating to the Transferred Contracts, and all cash receipts received from customers of the Business, in each case to the extent arising from or attributable to operations of the Business prior to the Closing Date, and (B) all accounts receivable, notes receivable, trade receivables and other amounts receivable generated by and/or relating to the Excluded Assets (including the Excluded Contracts), and all cash receipts received from customers of any Excluded Assets, in each case to the extent arising from or attributable to the Excluded Assets on or prior to or after the Closing Date, including any accounts receivable securing the obligations under the HSBC Receivables Agreement;

(o) all rights, claims or causes of action of Sellers under this Agreement and the Ancillary Agreements and under any Contracts that are not Transferred Contracts; and

(p) all Utility Deposits.

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy, when due, in accordance with their respective terms, only the following Liabilities, in each case, excluding any and all Excluded Liabilities (the “Assumed Liabilities XE "Assumed Liabilities" ”):

(a) all Liabilities of Sellers to the extent resulting from the Transferred Contracts and the Permits included in the Transferred Assets (whether or not transferred or reissued to Buyer as of the Closing) that are to be performed on or after, or in respect of periods following, the Closing Date;

(b) the Cure Claims equal to the applicable Cure Amount Cap associated with the applicable Transferred Contracts;

(c) all Liabilities (including accounts payable) relating to or arising out of the ownership and operation of the Transferred Assets or the Business, but only to the extent such Liabilities arise on or after the Closing Date, excluding (i) any and all Excluded Liabilities and (ii) except as specifically provided in Section 2.3(f), any accounts payable to the extent solely arising from the ownership and operation of the Transferred Assets or the Business prior to the Closing Date that become due and payable after the Closing Date; provided, except as set forth in this Section 2.3, that no Liability arising from or attributable to operations of the Business prior to the Closing Date shall be an Assumed Liability to the extent such Liability relates solely to the period prior to the Closing Date, and all such Liabilities shall remain solely for the account of Sellers;

(d) Liabilities assumed by Buyer pursuant to Section 6.3;

(e) those specific Liabilities arising out of, resulting from, or relating to (i) the employment or termination of employment of the Transferred Employees by Buyer or its Affiliates arising on or after the Closing Date, (ii) the SVM Railway Collective Bargaining Agreement, or (iii) a breach by Buyer or an Affiliate of Buyer of its or their obligations and covenants set forth in Section 6.3; and

(f) the Liabilities (including any accounts payable) of Sellers listed in Section 2.3(f) of the Disclosure Letter.

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, Sellers or relating to the Transferred Assets or the Excluded Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstance taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities collectively, the “Excluded Liabilities XE "Excluded Liabilities" ”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities of Sellers:

(a) all Liabilities of Sellers or their respective Affiliates arising from the transactions contemplated hereby, including all Liabilities of Sellers or their respective Affiliates relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services incurred in connection with this Agreement and any of the transactions contemplated hereby;

(b) all Liabilities relating to or arising out of any Excluded Contracts;

(c) all Liabilities relating to or arising out of the Excluded Assets;

(d) all accounts payable arising prior to the Closing Date that remain unpaid as of the Closing Date or become due or payable on or after the Closing Date and all accounts payable arising out of any Excluded Contracts (in each case, other than any accounts payable specifically included as Assumed Liabilities);

(e) all Liabilities of Sellers or any of their respective Affiliates in respect of any indebtedness;

(f) any Liability for claims or other actions of, or Encumbrances imposed on the Transferred Assets or any other assets of Buyer by, creditors of Sellers or any of their respective Affiliates arising as a result of the transactions contemplated hereby, whether arising prior to, at or after the Closing;

(g) all intercompany accounts or notes payable that are owing by any Seller or any of its Affiliates;

(h) all Liabilities with respect to the Banker’s Fees;

(i) any and all Seller Taxes;

(j) the CARB Claims and Interests;

(k) any EPCRA Liabilities;

(l) the Excluded Employee Liabilities;

(m) all Liabilities incurred in connection with the defense, prosecution, settlement or resolution of any Excluded Liability; and

(n) any other Liability with respect to the Transferred Assets or the Business, to the extent arising out of or related to facts, conditions, circumstances, events or characteristics occurring or in existence prior to the Closing Date (in each case, other than Assumed Liabilities).

Section 2.5 Assignment of Transferred Contracts.

(a) Prior to the Sale Hearing, Sellers shall take all reasonably necessary actions in order to determine the Cure Claims with respect to any Transferred Contract entered into prior to the Petition Date, including the right to negotiate in good faith and litigate, if necessary, with any Contract counterparty the Cure Claims needed to cure all monetary defaults under such Transferred Contract. Notwithstanding the foregoing, prior to the Designation Deadline, Buyer may identify any Transferred Contract that Buyer no longer desires to have assigned to it in accordance with Section 2.5(e). From the Execution Date through the Designation Deadline, Sellers shall promptly provide Buyer with any updated and corrected information regarding the Cure Claims.

(b) To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 2.5, on the Closing Date, Sellers shall assign the Transferred Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to the provision of adequate assurance by Buyer as may be required under Section 365 of the Bankruptcy Code and payment by Buyer of the Cure Claims, up to the Cure Amount Cap in respect of the applicable Transferred Contracts, and Buyer shall assume such Transferred Contracts. All Cure Claims, up to the applicable Cure Amount Cap, in respect of the applicable Transferred Contract shall be paid by Buyer. Sellers shall not be required to pay any Cure Claims, or for the avoidance of doubt, any amount in excess of the Cure Amount Cap, to transfer Transferred Contracts, and Buyer’s recourse will be to remove such Contracts from Section 2.1(f) of the Disclosure Letter or negotiate an alternative Cure Amount Cap with the contract counterparty.

(c) To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 2.5, Sellers shall transfer and assign all of the Transferred Assets to Buyer, and Buyer shall assume all of the Transferred Assets from Sellers, as of the Closing Date, pursuant to Sections 363 and 365 of the Bankruptcy Code.

(d) Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any consent from any Governmental Authority or any other third party and such consents shall not have been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), the Closing shall proceed without any reduction in Purchase Price without the sale, transfer, assignment, conveyance or delivery of such asset. In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, Sellers shall use their commercially reasonable efforts at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, and Buyer shall cooperate with Sellers, to obtain such consent as promptly as practicable following the Closing. Pending the receipt of such consent, the Parties shall, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with each other to provide Buyer with all of the benefits of use of such asset. Once consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, Sellers shall promptly transfer, assign, convey and deliver such asset to Buyer. To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Buyer, then as promptly as practicable following the Closing, and subject to any approval of the Bankruptcy Court that may be required, Buyer and Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting), and shall, reasonably cooperate with each other, to provide Buyer with all of the benefits of use of such asset at Buyer’s sole expense. Sellers shall hold in trust for, and pay to Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by Sellers derived from their use of any asset that would be a Transferred Asset in connection with the arrangements under this Section 2.5(d). The Parties agree to treat any asset the benefits of which are transferred pursuant to this Section 2.5(d) as having been sold to Buyer for Tax purposes to the extent permitted by Law. Sellers and Buyer agree to notify the other parties promptly in writing if the party determines that such treatment (to the extent consistent with the relevant arrangement agreed to by Sellers and Buyer pursuant to this Section 2.5(d)) is not permitted for Tax purposes under applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, Buyer may amend or revise Section 2.1(f) of the Disclosure Letter setting forth the Transferred Contracts, in order to add any Contract to, or eliminate any Contract from, such section at any time during the period commencing from the Execution Date and ending on the date that is three (3) Business Days before the anticipated Closing Date, without any adjustment to the Purchase Price (the “Designation Deadline XE "Designation Deadline" ”); provided, however, that notwithstanding anything in this Agreement to the contrary, Buyer may not remove any Bureau of Land Management Lease from Section 2.1(f) of the Disclosure Letter pursuant to this Section 2.5(e). Automatically upon the addition of any Contract to Section 2.1(f) of the Disclosure Letter, such Contract shall be a Transferred Contract for all purposes of this Agreement. Automatically upon the removal of any Contract from Section 2.1(f) of the Disclosure Letter such Contract shall be an Excluded Asset for all purposes of this Agreement, and no Liabilities arising thereunder shall be assumed or borne by Buyer unless such liability is otherwise specifically assumed pursuant to Section 2.3. If any Contract is added to (or excluded from) Section 2.1(f) of the Disclosure Letter pursuant to this Section 2.5(e), Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, at Buyer’s cost, prompt delivery of notice to the non-Seller counterparty to such Contract, to cause such Contract to be assumed by the applicable Seller and assigned to Buyer (or Designated Buyer), or excluded or rejected, as applicable, in accordance with applicable Law or Order. For the avoidance of doubt, the consideration for the foregoing assignments is included in the Purchase Price.

(f) Pursuant to the Bidding Procedures Order and Sale Order, the Bankruptcy Court shall deem any non-Seller counterparty to a Transferred Contract included on the schedule of Cure Claims that does not timely file an objection with the Bankruptcy Court pursuant to the Bidding Procedures and prior to the applicable deadline set forth in the Bidding Procedures Order to have given any required consent to the assumption of such Transferred Contract by the applicable Seller and assignment to Buyer if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, Sellers are authorized to assume and assign such Transferred Contract to Buyer, or any Designated Buyer, and Buyer is authorized to accept such Transferred Contract pursuant to Section 365 of the Bankruptcy Code.

Section 2.6 Consideration. The aggregate consideration for the purchase, sale, assignment and conveyance of the Transferred Assets from Sellers to Buyer (the “Purchase Price XE "Purchase Price" ”) shall consist of:

(a) the payment by Buyer and/or one or more Designated Buyers, by wire transfer of immediately available funds to one or more accounts designated in writing by SVM Parent in accordance with Section 2.9(e)(vii) (the “Cash Consideration XE "Cash Consideration" ”) in an aggregate amount equal to three million three hundred fifty-seven thousand nine hundred six U.S. dollars ($3,357,906), which includes three hundred fifty-seven thousand nine hundred six U.S. dollars ($357,906) to account for the portion of Prepaid Expenses attributable to the period from and after Closing;

(b) the issuance by Buyer Parent, on behalf of Buyer, to SVM Parent or its designees, for the benefit of Sellers, 8,300,000 shares of Buyer Parent Common Stock (the “Stock Consideration XE "Stock Consideration" ”) (and Buyer Parent hereby agrees to issue, or cause to be issued, the Stock Consideration at the Closing in accordance with this Agreement) to be distributed to KHI and HSBC, or their respective designees pursuant to Section 2.7;

(c) the issuance by Buyer to Sellers to be distributed to KHI and HSBC pursuant to Section 2.7 of a senior unsecured promissory note in original principal amount of six million two hundred twenty thousand U.S. dollars ($6,220,000) in accordance with the terms and conditions set forth on the term sheet attached as Exhibit A-2 hereto (the “Note Consideration XE "Note Consideration" ”); and

(d) the assumption by Buyer, or a Designated Buyer, as applicable, of the Assumed Liabilities from Sellers.

Section 2.7 Purchase Price Allocation Between Sellers and Nirma. The Purchase Price shall be allocated and delivered at Closing as follows:

(a) Consistent with the Bidding Procedures Order, Sellers shall first segregate from the Cash Consideration and deposit into the Professional Fee Escrow Account (as defined in the DIP Credit Agreement) an amount sufficient to pay in full the Banker’s Fees,

(b) With respect to the DIP Credit Agreement:

(i) A 50% interest in the Note Consideration, to be distributed to KHI or its designee at Closing; and

(ii) Subject to KHI or its designee providing Buyer with a completed questionnaire in the form attached as Exhibit C prior to Closing and representing that KHI or such designee is an “accredited investor” (as defined in Regulation D under the Securities Act) or is not a “U.S. Person” (as defined in Regulation S under the Securities Act), 50% of the shares of the Stock Consideration shall be issued by Buyer Parent, on behalf of SVM Parent, at Closing or the Deferred Issuance Date, as applicable, to KHI or its designee, free and clear of liens, claims and interests, in partial payment of DIP Obligations (as defined in the DIP Order) in an amount equal to the product of (1) the number of shares of Buyer Parent Common Stock so transferred multiplied by (2) the per-share VWAP;

(c) With respect to the HSBC Demand Line Agreement:

(i) A 50% interest in the Note Consideration, to be distributed to HSBC or its designee at Closing; and

(ii) Subject to HSBC or its designee providing Buyer with a completed questionnaire in the form attached as Exhibit C prior to Closing and representing that HSBC or such designee is an “accredited investor” (as defined in Regulation D under the Securities Act) or is not a “U.S. Person” (as defined in Regulation S under the Securities Act), 50% of the shares of the Stock Consideration shall be issued by Buyer Parent, on behalf of SVM Parent, at Closing or the Deferred Issuance Date, as applicable, to HSBC or its designee in partial payment of secured obligations of SVM Parent under the HSBC

Demand Line Agreement in an amount equal to the product of (1) the number of shares of Buyer Parent Common Stock so transferred multiplied by (2) the per-share VWAP;

(d) The liens and claims of KHI and HSBC under the DIP Credit Agreement and the HSBC Demand Line Agreement, respectively, and as applicable under the Final DIP Order, and all other liens, claims, interests and encumbrances attaching to the proceeds of the sale of the Transferred Assets under the Sale Order, shall continue to attach to all remaining proceeds of the sale of the Transferred Assets with the same validity, extent and priority, and subject to the same defenses, as existed immediately prior to Closing, and such proceeds shall be segregated and held by Sellers in a separate, interest-bearing account pending further Order of the Bankruptcy Court directing the distribution thereof.

Section 2.8 Deposit Funds.

(a) On the Execution Date, unless already deposited, Buyer shall deposit into escrow the Escrow Agent an amount equal to three hundred thousand U.S. dollars ($300,000) (such amount, together with all interest and other earnings accrued thereon, the “Deposit Funds XE "Deposit Funds" ”), by wire transfer of immediately available funds pursuant to the terms of the Escrow Agreement. The Deposit Funds shall be released by the Escrow Agent and delivered to either (x) Buyer or (y) SVM Parent on behalf of Sellers, as follows:

(i) if the Closing shall occur, the Deposit Funds shall be applied towards the Cash Consideration payable by Buyer pursuant to Section 2.6(a);

(ii) if this Agreement is terminated by Sellers pursuant to Section 9.1(d)(i), the Deposit Funds shall be delivered to SVM Parent; or

(iii) if this Agreement is terminated other than in a manner provided by Section 9.1(d)(i), the Deposit Funds shall be delivered to Buyer.

(b) The Parties acknowledge that the agreements contained in this Section 2.8 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where Sellers are entitled to the Deposit Funds are uncertain and incapable of accurate calculation and that the delivery of the Deposit Funds is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Sellers in the circumstances where Sellers are entitled to the Deposit Funds for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Sellers would not enter into this Agreement.

Section 2.9 Closing.

(a) The purchase, sale, assignment and conveyance of the Transferred Assets contemplated by this Agreement shall take place at a closing (the “Closing XE "Closing" ”) to be held by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, NY 10001) at 10:00 a.m. Eastern Time on the second (2nd)

Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as Sellers and Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date XE "Closing Date" .” Closing shall be deemed to be effective at 12:01 a.m. Eastern Time on the Closing Date.

(b) Notwithstanding anything to the contrary in this Agreement, if the Closing would otherwise take place pursuant to Section 2.9(a), but at such time the Parties have not yet received the applicable and effective exemption or approval of the STB with respect to the sale of the Transferred Assets listed in Annex A attached hereto (the “Deferred Closing Assets XE "Deferred Closing Assets" ”), then, the Closing with respect to only the Deferred Closing Assets shall be deferred to the first date on which such STB exemption or approval is obtained and effective (the “Deferred Closing Date XE "Deferred Closing Date" ” and such Closing, the “Deferred Closing XE "Deferred Closing" ”); provided that the Closing with respect to all other Transferred Assets and Assumed Liabilities shall occur on the Closing Date as set forth in Section 2.9(a). The Purchase Price shall be paid in full at Closing notwithstanding any Deferred Closing.

(c) If the Deferred Closing takes place later than the Closing, then, with respect to the applicable Deferred Closing Assets, during the period between the Closing and such Deferred Closing, the Parties shall enter into a TSA as set forth in Section 6.20, pursuant to which, among other things, (i) Sellers shall provide Buyer and/or its Affiliates with access to the Deferred Closing Assets until the Deferred Closing for the account of Buyer pursuant to the TSA, and (ii) the benefits and burdens of such Deferred Closing Assets and related Assumed Liabilities shall be for the account of Buyer.

(d) At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(i) a bill of sale, assignment and assumption agreement, in form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement XE "Assignment and Assumption Agreement" ”), duly executed by the applicable Sellers;

(ii) an intellectual property assignment agreement in form and substance reasonably satisfactory to the Parties (the “IP Assignment Agreement XE "IP Assignment Agreement" ”), duly executed by the applicable Sellers;

(iii) a copy of the Sale Order;

(iv) for each Seller (as determined for U.S. federal income Tax purposes) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, an IRS Form W-9, and for each Seller (as determined for U.S. federal income Tax purposes) that is not a “United States person,” an applicable IRS Form W-8, in each case, duly executed by such Seller; provided that Buyer’s sole right or remedy for the failure to provide any such form shall be to make any withholding required under applicable Law;

(v) possession of each Owned Real Property in accordance with the terms of the Sale Order and subject to Section 2.13;

(vi) an assignment and assumption of each Lease, duly executed by the applicable Seller (each, a “Lease Assignment XE "Lease Assignment" ”);

(vii) the BLM Transfer Applications duly executed by the applicable Seller;

(viii) a duly executed certificate of a duly authorized officer of SVM Parent certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(ix) an assignment and assumption of each Bureau of Land Management Lease in the form prescribed by the Bureau of Land Management, duly executed by the applicable Seller, it being understood by the Parties that such assignment and transfer of the Bureau of Land Management Leases shall not become effective unless and until the Bureau of Land Management has approved and consented to such assignment in accordance with applicable Law (each, a “BLM Lease Assignment XE "BLM Lease Assignment" ”);

(x) a mining agreement, substantially in form attached hereto as Exhibit D (the “Mining Agreement XE "Mining Agreement" ”), duly executed by the applicable Seller;

(xi) an assignment and assumption agreement pertaining to the SVM Railway Collective Bargaining Agreement, substantially in form and substance reasonably satisfactory to the Parties (the “CBA Assumption Agreement XE "CBA Assumption Agreement" ”) and duly executed by SVM Railway;

(xii) an assignment and quitclaim of title of the Water Assets in recordable form, in form and substance reasonably satisfactory to the Parties (the “Water Assets Assignment XE "Water Assets Assignment" ”), duly executed and acknowledged by the applicable Seller, conveying all Water Assets free and clear of Encumbrances (other than Permitted Encumbrances); and

(xiii) such other documents as Buyer may reasonably request that are not inconsistent with the terms of this Agreement and reasonably necessary to effectuate or consummate the transactions contemplated by this Agreement (without expanding or supplementing any of the representations and warranties hereunder or Buyer’s remedies with respect thereto).

(e) At or prior to the Closing, Buyer shall deliver or cause to be delivered to Sellers (or to HSBC, KHI or their respective designees as provided in Section 2.7, as applicable):

(i) the Assignment and Assumption Agreement, duly executed by Buyer;

(ii) the IP Assignment Agreement, duly executed by Buyer;

(iii) the Lease Assignments, duly executed by Buyer;

(iv) the BLM Transfer Applications duly executed by Buyer;

(v) the Mining Agreement duly executed by Buyer;

(vi) the BLM Lease Assignments, duly executed by Buyer;

(vii) the Cash Consideration less the Deposit Funds applied pursuant to Section 2.8(a)(i) in cash by wire transfer of immediately available funds to an account or accounts designated by Sellers;

(viii) the Stock Consideration, together with evidence reasonably satisfactory to Sellers of the issuance thereof; provided, however, that notwithstanding anything to the contrary contained herein, 312,500 shares of the Stock Consideration shall not be delivered at the Closing but shall instead be held back by Buyer Parent and delivered promptly (and in any event within five (5) Business Days) following (A) the delivery of the executed deeds in recordable form (as required by Section 2.13) (the date of the delivery of the delayed Stock Consideration, the “Deferred Issuance Date XE "Deferred Issuance Date" ”) and (B) the occurrence of the Tranche 2 Funding (as defined in the Bridge Loan Term Sheet);

(ix) the Note Consideration;

(x) the CBA Assumption Agreement, duly executed by Buyer; and

(xi) a duly executed certificate of an executive officer of Buyer certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b).

(f) At Closing, Nirma shall deliver the sum of $3,000,000 to Sellers as consideration for the Sellers Nirma Release, which shall be held by Sellers free and clear of all liens and claims of any entity pending further order of the Bankruptcy Court.

Section 2.10 Purchase Price Allocation.

(a) For U.S. federal and applicable state, local and non-U.S. Tax purposes, the Purchase Price (and any amounts treated as consideration for applicable Tax purposes) shall be allocated among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate) (the “Allocation XE "Allocation" ”). The Allocation shall be delivered by Buyer to Sellers and Nirma within ninety (90) days after the Closing Date for Sellers’ and Nirma’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Allocation shall become final, conclusive and binding on the Parties unless Sellers and Nirma deliver to Buyer, within fifteen (15) days after receipt thereof, a written statement setting forth Sellers’ and Nirma’s reasonable objections in reasonable detail. Buyer and Sellers shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days of Buyer’s receipt of Sellers’ and Nirma’s objections. If Buyer and Sellers and Nirma are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Sellers and Nirma, the costs of which shall be borne one half by Buyer and one half by Sellers.

(b) If the Purchase Price is adjusted pursuant to this Agreement, or if any payment is treated as an adjustment to the Purchase Price pursuant to Section 7.4, the Allocation shall be adjusted in a manner consistent with the procedures set forth in Section 2.10(a).

(c) Buyer and Sellers shall, and shall cause their respective Affiliates to, file all Tax Returns (including IRS Form 8594) consistent with the Allocation. Neither Buyer nor any Seller shall take any Tax position inconsistent with such Allocation, and neither Buyer nor any Seller shall agree to any proposed adjustment to the Allocation by any Governmental Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation. The foregoing shall not apply to the extent otherwise required by a change in applicable Law occurring after the Execution Date or pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Tax Law.

Section 2.11 Designated Buyer(s).

(a) In connection with the Closing, notwithstanding the terms of Section 10.13, Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.11, one (1) or more Affiliates to purchase specified Transferred Assets and employ specified Transferred Employees on and after the Closing Date subject to the terms of any applicable Collective Bargaining Agreement (any such Affiliate of Buyer that shall be properly designated by Buyer in accordance with this Section 2.11, a “Designated Buyer XE "Designated Buyer" ”); provided that no such designation would impede or materially delay the Closing or affect the timely receipt of any regulatory approval; provided, further, that no such designation shall be permitted if any Taxes required to be withheld under applicable Law from any amounts otherwise payable hereunder would be higher than the amount of Taxes that would be required to be withheld absent such designation. At and after the Closing, Buyer shall, or shall cause its Designated Buyer(s) to, honor Buyer’s obligations at the Closing. After the Closing, any reference to Buyer made in this Agreement in respect of any purchase, assumption or employment referred to in this Agreement shall include reference to the appropriate Designated Buyer(s), if any. Buyer shall be jointly and severally liable for all obligations of Buyer and its Designated Buyer(s) under this Agreement as to any particular Assumed Liability that a Designated Buyer is assuming at the Closing.

(b) Without limitation of Section 6.4, the designation of a Designated Buyer in accordance with Section 2.11(a) shall be made by Buyer by way of a written notice to be delivered to Sellers as soon as reasonably practicable following the date of this Agreement but in no event later than two (2) Business Days prior to Closing, which written notice shall (i) contain appropriate information about the Designated Buyer(s), (ii) indicate which Transferred Assets and Transferred Employees Buyer intends such Designated Buyer(s) to purchase, assume and/or employ, as applicable, hereunder and (iii) include a signed counterpart to this Agreement pursuant to which the Designated Buyer(s) agree to be bound by the terms of this Agreement as it relates to such Designated Buyer(s) and which authorizes Buyer to act as agent of such Designated Buyer(s) for all purposes hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, any designation pursuant to Section 2.11(a) shall not relieve Buyer of any of its obligations under this Agreement (or otherwise) and Buyer shall remain primarily liable therefor.

Section 2.12 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer (and any Designated Buyer or other Person making a payment under this Agreement) shall be entitled to deduct and withhold from any amount (or portion thereof) payable under this Agreement such Taxes as are required to be deducted and withheld from such amount under the Code or any other applicable provision of U.S. or non-U.S. Tax Law. To the extent that Buyer intends to withhold any such amounts from the Purchase Price, it shall notify Sellers of such intention as soon as reasonably possible after the Execution Date and shall provide Sellers with an opportunity to provide forms or evidence that would exempt or reduce such amounts from withholding and shall otherwise cooperate in good faith with Sellers and use commercially reasonable efforts to minimize or eliminate any such deductions or withholdings. To the extent that any amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.13 Owned Real Property Transfer Process. Within thirty (30) days after the Closing, Seller shall cause to be delivered to Buyer, for each Owned Real Property recorded in the name of a Seller in which the applicable Seller holds fee simple title, a special warranty deed (or its jurisdictional equivalent) in recordable form and, in form and substance reasonably satisfactory to the Parties, for all such Owned Real Property conveying such Owned Real Property subject only to Permitted Encumbrances, duly executed by the applicable Seller, and such ordinary and customary documents (including customary owner’s and non-imputation affidavits) as may be reasonably required by any title company or title insurance underwriter or, reasonably requested by Buyer, to enable Buyer to obtain customary owner’s title policies insuring Buyer’s fee simple title to such Owned Real Property in form and substance reasonably acceptable to Buyer (without expanding or supplementing any of the representations and warranties hereunder or Buyer’s remedies with respect thereto), together with Transfer Tax forms as required pursuant to Section 7.1, duly executed by the applicable Seller.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Letter attached hereto, each Seller jointly and severally represents and warrants to Buyer as of the Execution Date and the Closing Date as follows:

Section 3.1 Organization. Each Seller (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership or occupation of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority. Subject to required Bankruptcy Court approvals, (a) each Seller has the necessary corporate (or equivalent) power and authority to execute and deliver this

Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it or an Affiliate of such Seller, as applicable, will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or equivalent) action, and no other corporate (or equivalent) proceedings on the part of Sellers or such Affiliate are necessary to authorize the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements, or the performance or consummation by such Sellers or such Affiliates of the transactions contemplated hereby and (c) this Agreement has been, and upon its execution each of the Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions XE "Enforceability Exceptions" ”).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.3(a) of the Disclosure Letter and assuming that (x) requisite Bankruptcy Court approvals are obtained, (y) the notices, authorizations, approvals, Orders, Permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable), and (z) the requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act XE "HSR Act" ”), and any other applicable antitrust, competition or merger control Laws promulgated by any Governmental Authority (“Foreign Competition Laws XE "Foreign Competition Laws" ”) are complied with, the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements to which Sellers will be a party, and the consummation by Sellers of the transactions contemplated hereby, do not: (i) violate the Organizational Documents of Sellers; (ii) conflict with or violate any Law or Order applicable to Sellers or Sellers’ applicable Affiliates or by which any Transferred Asset is bound; or (iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, create in any party thereto the right to terminate or cancel, give rise to any right of acceleration of rent or payment or other change of any material right or obligation or the loss of any benefit under, or require any consent under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or imposition of any material Encumbrance (other than a Permitted Encumbrance) on any Transferred Asset under, any Transferred Contract or Permit, except, in each case, for any such violations, breaches, defaults or other occurrences that are not material to the Business taken as a whole.

(b) Except as set forth on Section 3.3(b) of the Disclosure Letter, no Seller is required to file, seek or obtain any notice, authorization, approval, Order, Permit, or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements to which Sellers will be a party, or the consummation by Sellers of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals, (ii) any filings required to be made under the HSR Act and any Foreign Competition Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Business taken as a whole, or (iv) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

Section 3.4 Transferred Assets; Sufficiency of Assets. Subject to requisite Bankruptcy Court approvals and except as a result of the commencement of the Chapter 11 Case:

(a) Each Seller, as applicable, has indefeasible title to, and owns and possesses all rights and interests in, including the right to use, each of the Transferred Assets, or with respect to leased Transferred Assets, valid leasehold interests in, or with respect to licensed Transferred Assets, valid licenses to use, in each case, in all material respects.

(b) This Agreement and the instruments and documents to be delivered by Sellers to Buyer at the Closing shall be adequate and sufficient to transfer (i) Sellers’ entire right, title and interest in and to the Transferred Assets and (ii) to Buyer, good and valid title to the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), claims and interests, other than Assumed Liabilities, subject to entry of the Sale Order.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole and except for any Business Employees who do not become Transferred Employees, the Transferred Assets to be conveyed to Buyer hereunder at Closing and at the Deferred Closing, collectively, constitute (i) all the properties, rights and other tangible and intangible assets and personnel necessary, and are sufficient, to carry on the Business in the manner in which it was being conducted by Sellers immediately prior to the Closing and since the Petition Date and (ii) except for the Excluded Assets, all of the assets owned by Sellers or any of their Subsidiaries or any other Person, held for use by Sellers and their Subsidiaries; provided, that the foregoing in this Section 3.4(c) is not, and shall not be construed as, a representation or warranty (whether express or implied) with respect to whether the operation of the Business or the use of the Transferred Assets infringes, misappropriates or otherwise violates (or has infringed, misappropriated or otherwise violated) any Intellectual Property rights of any Person, it being understood that the sole and exclusive representations and warranties of Sellers with respect thereto are set forth in Section 3.11.

Section 3.5 Absence of Certain Changes or Events. Except (a) for discussions, negotiations, execution and activities related to this Agreement or other potential strategic transactions, (b) for the solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the Transferred Assets, (c) for the preparation and commencement of the Chapter 11 Case and Sellers’ debtor-in-possession financing in the Chapter 11 Case, or (d) as set forth on Section 3.5 of the Disclosure Letter or as expressly contemplated by this Agreement, from January 1, 2026, until the Execution Date, (i) no Material Adverse Effect has occurred, (ii) has, in all material respects, conducted the Business and operated the Transferred Assets and properties in the Ordinary Course of Business and (iii) no Seller has taken any action or failed to take any action, as applicable, that would be prohibited by Section 6.1, if taken, failed to be taken or proposed to be taken, except for the execution and delivery of this Agreement.

Section 3.6 Compliance with Law; Permits.

(a) Except as set forth on Section 3.6(a) of the Disclosure Letter, as of the Execution Date, and for the past three (3) years, (i) the Business is being conducted in compliance with, and Sellers and the Real Properties are in compliance with, all applicable Laws and applicable Orders relating to the operation of the Business (including with respect to the Business Employees), the Transferred Assets and the Assumed Liabilities and (ii) there are no pending or, to the Knowledge of Sellers, threatened in writing, claims from any Governmental Authority relating to any non-compliance of the Business or the Transferred Assets, except, in each case of (i) and (ii), that has not had, or would be reasonably expected not to have, individually or in the aggregate, a Material Adverse Effect.

(b) Sellers are in possession of all Permits necessary for them to own, lease, occupy and operate their assets and properties, to employ or engage officers, workers and employees who are not citizens of the country where they are carrying out their duties or performing their services and to carry on the Business as currently conducted a list of which is set forth on Section 3.6(b) of the Disclosure Letter. Except as set forth on Section 3.6(b) of the Disclosure Letter, all material Permits held by Sellers: (i) are valid and in full force and effect and no Seller is in default or breach under, or in violation of, any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to materially restrict or interfere with Buyer’s ability to operate the Business as currently operated and no revocation, suspension or cancellation of any such Permit is pending (other than pursuant to its terms) or, to Sellers’ Knowledge, threatened and (ii) subject to entry of the Sale Order, each such Permit may be transferred or reissued to Buyer in accordance with this Agreement and without the approval of any Person (other than the Bankruptcy Court); provided that the transfer of any Bureau of Land Management Lease shall be subject to approval of the Bureau of Land Management in accordance with applicable Law. Subject to the foregoing and except as set forth on Section 3.6(b) of the Disclosure Letter, the Permits are transferrable to Buyer and constitute all of the Permits necessary or required to own and operate the Business and the Transferred Assets. Complete and correct copies of each Permit (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.7 Litigation. Except as set forth on Section 3.7 of the Disclosure Letter, other than the Chapter 11 Case, and any Order entered in the Chapter 11 Case, as of the Execution Date, there is no Action by or against any Seller or any of their Affiliates in connection with the Business, the Transferred Assets or the Assumed Liabilities pending, or to the Knowledge of Sellers, threatened.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Disclosure Letter contains a true, correct and complete list of each material Employee Benefit Plan. Sellers have made available to Buyer a true and complete copy, as applicable, of (i) each material Employee Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing and (ii) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(b) (i) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, (ii) there are no pending or threatened actions, suits or claims by, on behalf of or against any Employee Benefit Plan or any administrator or fiduciary thereof (other than routine claims for benefits) that would reasonably be expected to have a Material Adverse Effect, and (iii) with respect to each Employee Benefit Plan, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, the imposition of any current or contingent Liabilities on Buyer or any of its Affiliates following the Closing.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any Business Employee to severance pay, transaction bonus or any other similar compensation or benefit (other than from a Governmental Authority), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Business Employee, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan, (iv) directly or indirectly cause Sellers or any Affiliate of Sellers to transfer or set aside any assets to fund benefits for any individual, or (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) or subject any Person to Liability for tax under Section 4999 of the Code or cause the loss of a deduction to any Seller under Section 280G of the Code.

(d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan have been timely made to any funds or trusts established thereunder or in connection therewith in all material respects.

(e) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has either received or is entitled to rely on a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of Sellers, and has, in operation, been qualified under the Code from the effective date of such Employee Benefit Plan. No event has occurred, either by reason of any action or failure to act, which would reasonably be expected to cause the loss of any such qualification.

(f) None of Sellers or any of their ERISA Affiliates has ever maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any Liability with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a plan subject Title IV of ERISA or Sections 412 or 430 of the Code or to the minimum funding standards of Section 302 of ERISA, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) any employee benefit plan, program or arrangement that provides for post-retirement medical or welfare benefits (except health continuation coverage required by COBRA), (v) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (vi) any “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, or (vii) any “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419 of the Code.

Section 3.9 Labor and Employment Matters.

(a) Section 3.9(a) of the Disclosure Letter sets forth, as of the Execution Date, the name or employee ID of each Business Employee, and includes each such Business Employee’s date of hire, position and job title, current annual or hourly, as applicable, base rate of compensation, bonus opportunity, commissions and incentive compensation (if any), whether such Business Employee is hourly or salaried, whether such Business Employee is exempt or non-exempt, accrued vacation and paid time off, principal work location, leave status and employment authorization or work visa status and type of work visa if applicable (to the extent required for employment authorization and/or verification purposes in the applicable jurisdiction and permitted by applicable Law). No Business Employee has informed any Seller or any of its Affiliates (whether orally or in writing) of any plan to terminate employment with any Seller or any of its Affiliates prior to the Closing, and, to the Knowledge of Sellers, no such Person or Persons has any plans to terminate employment with or services for any Seller or any of its Affiliates.

(b) Section 3.9(b) of the Disclosure Letter sets forth a list of all individual independent contractors, consultants, or staffing agency employees presently engaged by any Seller or any of its Affiliates, along with the position, date of retention and rate of remuneration for each such Person.

(c) Except as set forth on Section 3.9(c) of the Disclosure Letter, (i) no Seller is a party to or bound by a Collective Bargaining Agreement, (ii) no Business Employee is represented by any Labor Organization in their capacity as such, and (iii) this Agreement and the transactions contemplated hereby will not trigger any notice, consultation, information or other obligation pursuant to any Collective Bargaining Agreement or with respect to any Labor Organization.

(d) As of the Execution Date, solely with respect to the Business Employees, (i) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Sellers, threatened against Sellers before the National Labor Relations Board or any similar Governmental Authority, (ii) no Labor Organization or group of Business Employees has made a pending demand in writing for recognition or certification as the bargaining agent of the Business Employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or any similar Governmental Authority, (iii) to the Knowledge of Sellers, there are no pending or threatened union organizing or certification activities, and (iv) there are no pending or, to the Knowledge of Sellers, threatened strikes, work stoppages, lockouts, slowdowns or other labor disputes, that, in each case of (i) through (iv), have had, or would be reasonably expected to have, a Material Adverse Effect.

(e) To the Knowledge of Sellers, for the past three (3), years, no allegations of sexual harassment, sexual misconduct, or discrimination have been made against any Business Employee in their capacity as such.

Section 3.10 Real Property.

(a) A true, correct and complete list of material Owned Real Property is set forth on Section 3.10(a) of the Disclosure Letter; provided, that, Sellers may provide written updates, to include additional Owned Real Property, to Section 3.10(a) of the Disclosure Letter from time to time up to one (1) Business Day prior to the Closing. Each Seller has good and valid fee simple title (or its jurisdictional equivalent) to the Owned Real Property it owns that is, subject to the entry of the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances. No Seller is a party to any agreement or option to purchase any real property or interest therein. No Seller has executed any lease, license, or other Contract permitting any Person, and to the Knowledge of Sellers, no Person otherwise has, the right to occupy or use all or any portion of the Owned Real Property. Notwithstanding the foregoing, with respect to real property used in the operation of SVM Railway, the applicable Seller has either (i) good and valid fee simple title (or the jurisdictional equivalent) to such property or (ii) a valid leasehold, easement, right-of-way, license, permit or other right to use such property, in each case, that is, subject to the entry of the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) To the Knowledge of Sellers, a true, correct and complete list of material Leases, other than any Leases that have been rejected pursuant to a Bankruptcy Court Order or are subject to any motion of Sellers pending approval of the Bankruptcy Court as of the Execution Date, is set forth on Section 3.10(b) of the Disclosure Letter; provided, that, Sellers may provide written updates, to include additional material Leases, to Section 3.10(b) of the Disclosure Letter from time to time up to one (1) Business Day prior to the Closing. Each Seller has a valid leasehold, subleasehold or other similar occupancy interest in all Leased Real Property, that is, subject to the entry to the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances. Sellers have made available to Buyer true, correct and complete copies of each Lease for Leased Real Property. No Seller has subleased, licensed or otherwise granted any Person, and no Person otherwise has, the right to use or occupy such Leased Real Property or any portion thereof. All of the Leases are in full force and effect and constitute a legal, valid and binding obligation on applicable Seller which is a party thereto, enforceable in accordance with its terms and (A) Sellers are not in default or breach (and have not taken or failed to take any action which with notice, the passage of time, or both, would constitute a default or breach) under the terms of any Lease and, to the Knowledge of Sellers, have not received written notice of default or breach under any Lease which has not been cured within the applicable grace periods and (B) to the Knowledge of Sellers, no landlord is in default or breach (and have not taken or failed to take any action which with notice, the passage of time, or both, would constitute a default or breach) under any Lease.

(c) Section 2.1(f) of the Disclosure Letter sets forth a true, correct and complete list of all Bureau of Land Management Leases held by Sellers and necessary to conduct the Business. With respect to each Bureau of Land Management Lease: (i) the applicable Seller is the lessee of record, and there is no written amendment, readjustment, assignment, stipulation, or side agreement that materially affects the terms thereof necessary to conduct the Business, other than, in each case, as reflected in the records of the Bureau of Land Management; (ii) other than amounts included in the Cure Amount Cap, all material rents, royalties and other amounts due and payable to the United States in respect thereof have been paid, and all production reports required to be filed in respect thereof were timely filed and were true, correct and complete in all material respects; (iii) no Seller has received written notice of any pending audit, compliance review, assessment, order to pay, notice of noncompliance or proposed readjustment with respect thereto and to the Knowledge of Sellers, none of the foregoing is threatened in writing; (iv) no Seller has received any written notice from the Bureau of Land Management of any termination, suspension, forfeiture or, as of the Execution Date, objection to the assignment of any such Bureau of Land Management Lease, and, to the Knowledge of Sellers, none of the foregoing is threatened in writing; and (v) Seller timely filed with the Bureau of Land Management a complete application for renewal of each such Bureau of Land Management Lease, none of which to the Knowledge of Sellers has been rejected or denied. Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.10(c) are the sole and exclusive representations and warranties of Sellers with respect to the Bureau of Land Management Leases, and no other representation or warranty in this Article III shall apply with respect hereto.

(d) There is no pending condemnation, eminent domain or similar proceeding affecting the Real Property or any portion thereof, and, to the Knowledge of Sellers, no Seller has received any written notice that any such proceeding is contemplated.

(e) The Real Property constitutes all interests in real property currently owned, leased, licensed, or used or intended to be used in connection with the Business. To the Knowledge of Sellers, there are no contractual or legal restrictions that preclude or restrict the ability of Sellers to use each such Real Property for the purposes for which it is currently being used in the Business. The Real Property is all the real property necessary to operate the Business as currently conducted.

(f) Except as set forth on Section 3.10(f) of the Disclosure Letter, no Seller is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person other than Buyer.

Section 3.11 Intellectual Property.

(a) A true, correct and complete list of all (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications to register any Trademarks, (iii) registered Copyrights and applications for registration of Copyrights, and (iv) domain name registrations, in each case which constitute Transferred IP (the “Registered IP XE "Registered IP" ”) is set forth on Section 3.11(a) of the Disclosure Letter. Sellers are the sole and exclusive beneficial and record owners of all Registered IP, free and clear of all Encumbrances, other than Permitted Encumbrances and all Registered IP is subsisting and, to the Knowledge of Sellers, valid and enforceable.

(b) Sellers (i) are the sole and exclusive owners of all material Transferred IP, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) have valid and continuing rights to use all other material Intellectual Property in substantially the same manner as is used by Sellers in the Business as currently conducted.

(c) (i) The conduct of the Business, and the use, practice or exploitation of the Transferred IP as currently used, practiced or exploited by Sellers in the conduct of the Business, does not infringe, misappropriate or otherwise violate (and, since the Compliance Date, has not infringed, misappropriated or otherwise violated) any Person’s Intellectual Property rights, and (ii) since the Compliance Date, there has been no such Action asserted or, to the Knowledge of Sellers, threatened in writing against any Seller, in each case of the foregoing clauses (i)-(ii), except as would not reasonably be expected to be material to the Business, taken as a whole.

(d) To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating in any material respect any Transferred IP, and since the Compliance Date, no such Actions have been asserted or threatened in writing against any Person by any Seller or, to the Knowledge of Sellers, any other Person.

(e) Each Person who is or was involved in the creation or development of any material Transferred IP has assigned, either by executing a valid and enforceable written agreement with Sellers or by operation of law, to Sellers all rights, title and interest in and to any and all such Intellectual Property.

(f) Sellers take commercially reasonable steps to safeguard and maintain the confidentiality of all trade secrets and other material confidential or proprietary information included in the Transferred IP.

(g) Except as set forth in Section 3.11(g) of the Disclosure Letter, the computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment used by Sellers in the Business (collectively, the “IT Assets XE "IT Assets" ”) (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and have not materially malfunctioned since the Compliance Date, (ii) are adequate and sufficient in all material respects for the operations of the Business as conducted as of the Execution Date, and (iii) to the Knowledge of Sellers, do not contain any malicious code. Sellers have in place commercially reasonable measures intended to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby, including Personal Information) against unauthorized use or access and against the introduction of malicious code, or Security Incidents, and to the Knowledge of Sellers, since the Compliance Date, Sellers have not experienced any material unauthorized use or of, or access to, the IT Assets (including any Security Incident).

Section 3.12 Data Privacy and Cybersecurity. Sellers have since the Compliance Date materially complied, and to the Knowledge of Sellers, all third parties processing Personal Information on behalf of any Seller (collectively, “Data Partners XE "Data Partners" ”) have since the Compliance Date materially complied (solely in connection with the processing of Personal Information on behalf of Seller), with all applicable (a) Privacy Laws, and (b) written, public-facing policies, notices and contractual commitments related to privacy, data security or the processing of Personal Information ((a) and (b) together, the “Privacy Requirements XE "Privacy Requirements" ”). Sellers have since the Compliance Date implemented and maintained reasonable technical, physical, and organizational measures, including a written information security program, designed to protect Personal Information and confidential information against Security Incidents. Sellers periodically test their written information security programs by conducting security audits, penetration tests, and/or vulnerability scans, and since the Compliance Date have not identified any high or critical vulnerabilities that have not been fully remediated. No Seller nor, to the Knowledge of Sellers, any Data Partner has experienced any material Security Incidents. Since the Compliance Date, in relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, no Seller nor, to the Knowledge of Sellers, any Data Partner, has (i) notified or been required to notify any Person, or (ii) received any material notice, inquiry, claim, or complaint, from, or been the subject of any investigation or enforcement action by, any Person. The execution, delivery, and performance of this Agreement and the transactions do not and will not conflict with or result in a material breach of any Privacy Requirements or otherwise prohibit the transfer of Personal Information to Buyer.

Section 3.13 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Transferred Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. Subject to any obligation of Sellers under the Bankruptcy Code, all material Taxes due and payable by or with respect to the Transferred Assets or the Business have been paid.

(b) There is no action, suit, claim, deficiency, assessment, or audit pending, proposed in writing, or, to Sellers’ Knowledge, threatened in writing with respect to material Taxes of or relating to the Transferred Assets or the Business.

(c) There are no Encumbrances for Taxes upon the Transferred Assets, other than Permitted Encumbrances.

(d) No agreement, waiver, extension or consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns of or with respect to the Transferred Assets or the Business is outstanding, nor is there pending any request for such an agreement, waiver, extension or consent.

(e) All Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Transferred Assets have been satisfied in full in all material respects.

(f) None of the Transferred Assets (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or (v) is subject to a Section 467 rental agreement as defined in Section 467 of the Code.

(g) None of the Transferred Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(h) The representation and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties with respect to Taxes.

Section 3.14 Environmental Matters. Except as set forth on Section 3.14 of the Disclosure Letter:

(a) As of the Execution Date, Sellers, the Transferred Assets and the Business are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession of, and compliance with the terms of, all Environmental Permits required in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets. All such Environmental Permits are in full force and effect and there is no claim or action currently pending or, to the Knowledge of Sellers, threatened, that is or would reasonably be expected to result in the cancellation, revocation or other adverse modification of any such Environmental Permit.

(b) There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against or affecting any Seller, Transferred Asset or the Business that would be reasonably expected to result in material Liability under Environmental Law. To the Knowledge of Sellers, there have been no material Releases or threatened Releases of any Hazardous Material at, in, under, on, or from any Real Property or Transferred Asset or at, in, under, on or from any other property that has migrated to or otherwise affected any Real Property or Transferred Asset. There are no environmental conditions, including the presence of any Hazardous Material at the Real Property, which would be reasonably likely to form the basis of any Liability of the Business, or any Transferred Asset, or of any Environmental Claim against or affecting any Seller or the Business. In the past five (5) years, no Seller has received any written notice of any material violation of or material Liability under any Environmental Law involving any of the Transferred Assets or the Business, the subject of which is unresolved.

(c) To the Knowledge of Sellers, none of the Real Property is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

Section 3.15 Transferred Contracts. Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Transferred Contract in accordance with applicable Law (including payment by Buyer of Cure Claims, up to the applicable Cure Amount Cap) and except as a result of the commencement of the Chapter 11 Case, each Transferred Contract is in full force and effect and is a valid, binding and enforceable obligation of the applicable Seller and, to the Knowledge of Sellers, each of the other Parties thereto, except as may be limited by the Enforceability Exceptions. Except for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Transferred Contracts), as set forth in motions or other pleadings or similar items filed with the Bankruptcy Court that have not yet been withdrawn or dismissed, as set forth on Section 3.15 of the Disclosure Letter, or as would not reasonably be expected to be material to the Business, taken as a whole, no Seller is in default, or is alleged in writing by the counterparty thereto to have breached or to be in default, under any Transferred Contract, and, to the Knowledge of Sellers, the other party to such Transferred Contract is not in default thereunder. No Transferred Contract has been canceled or otherwise terminated, and no Seller has received any written notice from any Person regarding any such cancellation or termination.

Section 3.16 Certain Payments. Since the Compliance Date, no Seller (nor, to the Knowledge of Sellers, any of their respective Representatives) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.17 Insurance. Each material insurance policy maintained by Sellers on the properties, assets, products, business or personnel of Sellers is legal, valid, binding, enforceable by Sellers, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the Execution Date have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 3.18 Brokers. Except for the Banker’s Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

Section 3.19 Accredited Investor. Sellers are acquiring the Stock Consideration solely for their own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act XE "Securities Act" ”), except pursuant to a registration statement or an available exemption under applicable law. Sellers qualify as an “accredited investor” (as defined in Regulation D under the Securities Act). By executing this Agreement, Sellers further represent that Sellers do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Stock Consideration (except as specifically contemplated in Section 2.7 of this Agreement). Sellers have not been formed for the specific purpose of acquiring the Stock Consideration.

Section 3.20 Exclusivity of Representations and Warranties.

(a) Notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties expressly set forth in this Article III, no Seller makes, or has made, (and each Seller and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Business, Transferred Assets, or Assumed Liabilities, or with respect to the accuracy or completeness of any information provided, or made available, to Buyer or any of its Affiliates or Representatives, and Buyer and its Representatives are not relying on any representation, warranty or other information of any Seller or any Person except for those expressly set forth in this Article III. No Seller makes (and each Seller and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Buyer with respect to, and no Seller or any other Person shall be subject to any liability to Buyer or any other Person resulting from, any Seller or their respective Representatives providing, or making available, to Buyer or any of its Affiliates or its Representatives, or resulting from the omission of, any estimate, projection, prediction, data, budget, forecast, financial information, memorandum, prospect information, presentation or any other materials or information, including any oral, written, video, electronic or other materials or information presented to or made available to Buyer in connection with presentations by SVM Parent’s management or information made available on any “data sites” or in the course of their due diligence investigation of the Business, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the foregoing shall not limit representations and warranties expressly set forth in this Article III or claims or remedies in respect of Fraud.

(b) Except for the representations and warranties expressly set forth in Article IV, each Seller acknowledges and agrees that (x) neither Buyer nor any other Person on behalf of Buyer makes, or has made, any express or implied representation or warranty, at law or in equity, with respect to Buyer or its Affiliates with respect to the accuracy or completeness of any information provided, or made available, to Sellers or any of their respective Affiliates or Representatives, including with respect to the business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise of such Persons, in connection with this Agreement or the transactions contemplated by this Agreement, including any representation or warranty as to value, merchantability, fitness for any particular purpose or for ordinary purposes, and Sellers and their respective Affiliates and Representatives are not relying on any written or oral statement, representation, warranty, guaranty or other information of Buyer or any Person except for those expressly set forth in Article IV or (y) no person has been authorized by Buyer and its Affiliates or any other Person on behalf of Buyer or its Affiliates to make any such representation or warranty in connection with this Agreement, and if made, such representation or warranty shall not be relied upon by Sellers or their respective Affiliates and Representatives as having been authorized by such entity. Without limiting the generality of the foregoing, each Seller acknowledges and agrees that neither Buyer nor any other Person has made a representation or warranty (including as to completeness or accuracy) to any Seller with respect to, and neither Buyer nor any other Person shall be subject to any liability to Sellers or any other Person resulting from, Buyer or its Affiliates and their respective Representatives providing, or making available, to Sellers or any of their respective Affiliates or Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Sellers or any of their respective Affiliates or Representatives in connection with the transaction contemplated herein or information otherwise made available. Each Seller acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of Buyer and its Affiliates and, in making its determination to proceed with the transactions contemplated by this Agreement, each Seller has relied solely on the results of its own independent investigation and representations and warranties set forth in Article IV and has not relied directly or indirectly on any materials or information made available to Sellers and their respective Affiliates and Representatives by or on behalf of Buyer of its Affiliates. Each Seller acknowledges that, should the Closing occur, such Seller shall acquire the consideration hereunder without any surviving representations or warranties, on an “as is” and “where is” basis.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

With respect to any Section of this Article IV, except as disclosed in the reports, statements and other documents filed by Buyer Parent with the SEC or furnished by Buyer Parent to the SEC, in each case, pursuant to the Exchange Act on or before the day that is three (3) Business Day prior to the Execution Date (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports XE "Recent SEC Reports" ”), Buyer represents and warrants to Sellers as of the Execution Date and the Closing Date as follows:

Section 4.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate (or equivalent) power and authority to perform its obligations hereunder and under any Ancillary Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.2 Authority. Buyer has the organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and this Agreement has been, and upon its execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer and assuming due execution and delivery by each of the other Parties thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforcement may be limited by any Enforceability Exceptions.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Assuming that (x) requisite Bankruptcy Court approvals are obtained and (y) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable), the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, or compliance by Buyer with any of the provisions hereof, do not and will not:

(i) conflict with the Organizational Documents of Buyer;

(ii) in any material respect conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound;

(iii) conflict with or violate any Order of any Governmental Authority; or

(iv) conflict with, result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to, any Contract to which Buyer is a party.

(b) Except as set forth on Section 3.3(b) of the Disclosure Letter or as necessary with respect to the Permits, Buyer is not required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act or Foreign Competition Laws.

Section 4.4 Absence of Litigation. As of the Execution Date, there is no Action pending or, to the actual knowledge of Buyer, threatened in writing, against Buyer that, if adversely determined, (a) would prevent or materially restrict, impede or delay the performance by Buyer of its obligations under this Agreement or (b) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.5 Qualification.

(a) To the knowledge of Buyer, there exist no facts or circumstances that would cause, or be reasonably expected to cause, Buyer and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

(b) As of the Closing, Buyer will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Transferred Contracts.

Section 4.6 Brokers. No broker, banker, financial advisor, finder or investment banker is entitled to any fee, commission or expense from Buyer that would be payable by Sellers or any of their Affiliates in connection with the transactions contemplated hereby.

Section 4.7 Sufficient Funds. Buyer or its Affiliates have, and will have, available to it at all times from the Execution Date and until the Closing sufficient funds to (a) satisfy all obligations of Buyer under this Agreement to make any cash payments to Sellers, including the payment of the Cash Consideration, the Cure Claims and all other cash amounts payable by Buyer under this Agreement, and (b) pay any and all fees, costs and expenses required to be paid by Buyer related to the transactions contemplated hereby.

Section 4.8 Solvency. As of immediately after consummating the transactions contemplated by this Agreement and the Ancillary Agreements (including the payment of the Purchase Price, the funding of the Initial Bridge Facility Tranche in full at the Closing, and the payment of all related fees and expenses), and assuming that the representations and warranties set forth in Article III are true and correct in all respects, (a) Buyer and its Affiliates and subsidiaries will not have incurred debts beyond their ability to pay such debts as they mature or become due, (b) the then present fair saleable value of the assets of Buyer and its Affiliates and subsidiaries will exceed the amount that they will be required to pay their then existing debts (including the probable amount of all contingent liabilities) as such debts become absolute and matured, and (c) Buyer and its Affiliates and subsidiaries will not have unreasonably small capital to carry on their business as proposed to be conducted following the Closing. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby, in either case, with the intent to hinder, delay, or defraud either present or future creditors of Buyer and its Affiliates.

Section 4.9 Exclusivity of Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV, neither Buyer nor any other Person makes, or has made, (and Buyer and its Affiliates and their respective Representatives, hereby disclaims) any express or implied representation or warranty with respect to Buyer, and its Affiliates and their respective Representatives, or with respect to the accuracy or completeness of any information provided, or made available, to Sellers or any of their respective Affiliates or Representatives, and Sellers and their respective Affiliates and Representatives are not relying on any representation, warranty or other information of Buyer or any other person except for those expressly set forth in this Article IV. Except for the representations and warranties expressly set forth in this Article IV, neither Buyer nor any other Person on behalf of Buyer makes (and Buyer, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), to Sellers, and each Seller has not relied on, any express or implied representation or warranty with respect to Buyer, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information and neither Buyer nor any other Person shall be subject to any liability to Sellers or any other Person resulting from, Buyer or any other Person, providing, making available or any omission therein, to Sellers or any of their respective Affiliates or Representatives, with respect to such information. Notwithstanding anything to the contrary herein, the foregoing shall not limit representations and warranties expressly set forth in this Article IV or claims or remedies in respect of Fraud.

(b) Except for the representations and warranties expressly set forth in Article III, Buyer acknowledges and agrees that (x) no Seller or any other Person on behalf of any Seller makes, or has made, any express or implied representation or warranty, at law or in equity, with respect to Sellers or with respect to the accuracy or completeness of any information provided, or made available, to Buyer or any of its Affiliates or Representatives, including with respect to the Business, operations, assets (including the Transferred Assets), liabilities (including the Assumed Liabilities), conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, including any representation or warranty as to value, merchantability, fitness for any particular purpose or for ordinary purposes, and Buyer and its Representatives are not relying on any written or oral statement, representation, warranty, guaranty or other information of any Seller or any Person except for those expressly set forth in Article III or (y) no person has been authorized by Sellers or any other Person on behalf of Sellers to make any representation or warranty relating to the Business, Transferred Assets, or Assumed Liabilities in connection with this Agreement, and if made, such representation or warranty shall not be relied upon by Buyer as having been authorized by such entity. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that no Seller or any other Person has made a representation or warranty (including as to completeness or accuracy) to Buyer with respect to, and no Seller or any other Person shall be subject to any liability to Buyer or any other Person resulting from, Sellers or their respective Representatives providing, or making available, to Buyer or any of its Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Buyer and/or its Representatives in connection with presentations by SVM Parent’s management or information made available on any “data sites.” Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of Sellers and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and representations and warranties set forth in Article III and has not relied directly or indirectly on any materials or information made available to Buyer and/or its Representatives by or on behalf of any Seller. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Business and the Transferred Assets without any surviving representations or warranties, on an “as is” and “where is” basis.

Article V

BANKRUPTCY COURT MATTERS

Section 5.1 Debtors-in-Possession. As of the Execution Date through the Closing, Sellers shall continue to operate their businesses as debtors-in-possession pursuant to the Bankruptcy Code.

Section 5.2 Sale Order. The Sale Order shall not have been stayed, vacated or reversed; provided, that with respect to the Sellers Nirma Release, the Buyer Nirma Release and the Purchase Price allocation set forth in Section 2.7, the Sale Order shall not be stayed, vacated, reversed or modified in a manner adverse to Nirma absent consent of Nirma, and (b) among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Transferred Assets to Buyer on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances, excluding, solely for purposes of this Section 5.2, clause (i) of the definition thereof), and (C) the performance by Sellers of their respective obligations under this Agreement; (ii) find that Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code and the sale is entitled to the protections afforded under Section 363(m) of the Bankruptcy Code; (iii) authorize and empower Sellers to assume and assign to Buyer the Transferred Contracts; (iv) find that Buyer has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption and assignment of the Transferred Contracts; (v) find that Buyer shall have no Liability for any Liability that is not an Assumed Liability; (vi) approve and authorize the Sellers Nirma Release and find that the Sellers Nirma Release is binding on all successors of Sellers; and (vii) find that Buyer did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code.

Section 5.3 Cooperation with Respect to Bankruptcy Court Approvals. Buyer shall take such actions as are reasonably requested by Sellers to assist in obtaining entry by the Bankruptcy Court of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes of, among other things: (x) demonstrating that Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code; and (y) establishing “adequate assurance of future performance” within the meaning of Section 365 of the Bankruptcy Code.

Section 5.4 Bidding Procedures Order. Buyer shall comply with the Bidding Procedures Order, including with respect to serving as a Backup Bidder.

Section 5.5 Bankruptcy Court Filings. Sellers shall consult with Buyer and Nirma concerning the Sale Order and any other Orders of the Bankruptcy Court entered after the Execution Date relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith, and provide Buyer with copies of any material applications, pleadings, notices, proposed Orders and other documents to be filed by Sellers in the Chapter 11 Case that relate in any material respect to this Agreement, the Transferred Assets or Buyer prior to the making of any such filing or submission to the Bankruptcy Court; provided that any modification, amendment or supplement that materially impacts KHI or the Sellers Nirma Release shall require the prior written consent of Nirma (which shall not be unreasonably withheld, conditioned or delayed), other than such modifications, amendments or supplement of the Sellers Nirma Release, the Buyer Nirma Release or the Purchase Price allocation in Section 2.7, which shall require the prior written consent and approval of Nirma.

Article VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. From the Execution Date until the Closing Date or earlier termination of this Agreement,

(a) Sellers shall use commercially reasonably efforts to (i) preserve in all material respects the Transferred Assets; (ii) comply in all material respects with all Laws applicable to the Business, the Transferred Assets and the Assumed Liabilities; (iii) preserve and maintain in effect all Permits and Seller Bonds necessary to carry on the Business or for the ownership and use of the Transferred Assets, Owned Real Property and Leased Real Property in the Ordinary Course of Business; and (iv) conduct the Business in the Ordinary Course of Business, except (A) as otherwise expressly permitted, contemplated or required by this Agreement, (B) as expressly set forth in Section 6.1 of the Disclosure Letter, (C) as required by, arising out of, relating to or resulting from the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required or approved by any Order, (D) for any limitations on operations imposed by the Bankruptcy Court, the Bankruptcy Code, the DIP Credit Agreement, the HSBC Receivables Agreement, the HSBC Demand Line Agreement or the Supply and Liquidity Agreement, or (E) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed); and

(b) Sellers shall not:

(i) sell, transfer, lease, sublease, convey, pledge, license, mortgage, assign, transfer, abandon, allow to prematurely lapse, encumber or otherwise dispose of (or permit to become subject to any Encumbrance) any tangible Transferred Assets (including Real Property) other than Inventory sold or disposed of in the Ordinary Course of Business;

(ii) acquire any corporation, partnership, limited liability company, other business organization or division thereof or material assets (including Real Property) related to or affecting the Business or the Transferred Assets, except (A) acquisitions in all material respects in the Ordinary Course of Business, or (B) acquisitions pursuant to Contracts in existence on the date of this Agreement;

(iii) amend or change the terms of any Transferred Contract;

(iv) excluding any Collective Bargaining Agreement, amend, enter into, change, supplement, waive (in each case of the foregoing, in any material and adverse respect) or voluntarily terminate any Transferred Contract, in each case other than in the Ordinary Course of Business; provided, that Sellers shall not be required to enter into any extension or amendment with respect to any Transferred Contract that would otherwise terminate prior to the Closing;

(v) merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(vi) amend or modify (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws or comparable organizational or governing documents of Sellers or any of their respective Affiliates in a manner that would delay, prevent or impede the consummation of the transactions contemplated hereby;

(vii) declare, set aside or pay any dividend or other distribution of any Transferred Asset;

(viii) enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Business or the Transferred Assets;

(ix) (A) reject, terminate (other than by expiration in accordance with its terms), or amend or modify any Transferred Contract or seek Bankruptcy Court approval to do so, or (B) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Transferred Contract;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Seller in the Ordinary Course of Business);

(xi) subject any of the Transferred Assets (including Real Property) to any Encumbrance other than Permitted Encumbrances;

(xii) sell, assign, transfer, abandon, cancel or allow to lapse any material Transferred IP (other than the lapse or expiration of Intellectual Property at the end of their respective statutory terms that are not subject to renewal);

(xiii) incur any indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness except for indebtedness under the DIP Credit Agreement, the HSBC Receivables Agreement, the HSBC Demand Line Agreement, the KHI Loan Agreement, the Supply and Liquidity Agreement or any intercompany indebtedness;

(xiv) make, change or revoke any material Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any material amended Tax Return; enter into any material closing agreement; settle or compromise any material Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes, in each case to the extent such action could reasonably be expected to adversely affect the Transferred Assets or the Business in a Post-Closing Tax Period;

(xv) commence, settle or propose to settle, or consent to the entry of any judgment or Order with respect to, any Action, in each case with respect to or affecting the Transferred Assets, the Assumed Liabilities or the Business, in each case other than (A) any Action in respect of which any related Liability is fully covered by an insurance policy and the proceeds of which constitute Transferred Assets, or (B) any Action solely relating to an Excluded Asset or an Excluded Liability;

(xvi) materially change any accounting elections, methods, principles or practices to the extent relating to the Business or the Transferred Assets, except insofar as may be required by any applicable Law or GAAP;

(xvii) materially change any policies, principles or practices of policies relating to accounts receivable or accounts payable of the Business or the Transferred Assets;

(xviii) make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business;

(xix) in each case except as required by a Collective Bargaining Agreement, applicable Law, or permitted pursuant to Bankruptcy Court Order approving a retention bonus plan or incentive bonus plan, (A) materially increase the compensation or benefits payable or to become payable to any Business Employee, (B) materially increase the level of benefits under any Employee Benefit Plan, (C) take any action with respect to the grant of any severance or termination pay (other than pursuant to Employee Benefit Plans in effect on the date of this Agreement), (D) adopt, amend or terminate any material Employee Benefit Plan, other than in the Ordinary Course of Business or as required by Law, and (E) enter into any material employment, consulting or similar agreement or amend any existing material employment agreement; provided that the foregoing shall not restrict any Seller from entering into or making available, in connection with the hiring of new Business Employees or promotions of existing Business Employees, in either case, whose annual base compensation is less than $70,000 in the Ordinary Course of Business and consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted Business Employees in similar positions;

(xx) implement or announce any mass layoff, plant closing, reduction in force, or other action that triggers notice requirements under an applicable WARN Act;

(xxi) except as required by a Collective Bargaining Agreement or applicable Law, enter into any new Collective Bargaining Agreement, or recognize or certify any Labor Organization; or

(xxii) agree or commit to any of the foregoing.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that, prior to the Closing, (A) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Sellers, or the Business and (B) Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and their operations.

Section 6.2 Covenants Regarding Information.

(a) Subject to the Bidding Procedures and applicable Law, from the Execution Date until the Closing Date or earlier termination of this Agreement, upon reasonable request, Sellers shall, and shall cause their respective Affiliates to, at Buyer’s sole cost and expense, afford Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records (including Tax books and records) of Sellers, solely with respect to the Transferred Assets, Assumed Liabilities or the Business, and shall furnish Buyer with such financial, operating and other data and information, and access to all the officers, employees, accountants and other Representatives of Sellers, solely with respect to the Transferred Assets, Assumed Liabilities or the Business, as Buyer may reasonably request in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to provide access to or disclose any information to Buyer or its Representatives if (i) such access or disclosure is prohibited pursuant to the terms of a confidentiality agreement with a third party entered into prior to the Execution Date, (ii) such access or disclosure would violate applicable Law, or (iii) such access or disclosure would adversely affect any attorney-client or other legal privilege or contravene any applicable Laws; provided that (A) the Parties shall reasonably cooperate to provide such access in a manner that would not violate any such confidentiality agreement or applicable Law, or cause such privilege to be undermined with respect to such information, and (B) Sellers shall not be obligated to disclose and may redact or remove any information that is not related to the Business, the Transferred Assets or the Assumed Liabilities.

(b) The information provided pursuant to this Section 6.2 prior to Closing will be governed by the terms and conditions of the Confidentiality Agreement, which terms and conditions shall be incorporated by reference herein. The Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. The Confidentiality Agreement shall terminate automatically, and with no further action required of any party thereto, upon the Closing. No Seller makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Buyer may not rely on the accuracy of any such information, in each case except to the extent of the representations and warranties set forth in Article III or in the officer’s certificate delivered pursuant to Section 2.9(d)(viii).

(c) From the Closing Date until the earlier of (x) two (2) years following the Closing Date, and (y) the closing of the Chapter 11 Case, Buyer will provide Sellers and their Affiliates, including Nirma and KHI, and their respective Representatives, at Sellers’ sole cost and expense, with reasonable access, during normal business hours, and upon reasonable advance written notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of Buyer or the Business, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining and copying) relating to the Transferred Assets and the Assumed Liabilities, for the purposes of (i) complying with the requirements of any Governmental Authority, including the Bankruptcy Court, (ii) the closing of the Chapter 11 Case and the wind down of Sellers’ estates (including reconciliation of claims and preparation of Tax Returns or other Tax proceedings and the functions of any trusts established under a Chapter 11 plan of sellers or any other successors of Sellers), (iii) complying with applicable Laws or (iv) other reasonable business purposes; provided that Buyer shall not be obligated to provide any such access that would (A) be prohibited pursuant to the terms of a confidentiality agreement with a third party entered into prior to the Execution Date, (B) violate applicable Law, or (C) adversely affect any attorney-client or other legal privilege or contravene any applicable Laws; provided, further that (1) the Parties shall reasonably cooperate to provide such access in a manner that would not violate any such confidentiality agreement or applicable Law, or cause such privilege to be undermined with respect to such information, and (2) Buyer shall not be obligated to disclose and may redact or remove any information that is not related to the Business, the Transferred Assets, the Excluded Assets, the Excluded Liabilities or the Assumed Liabilities. Unless otherwise consented to in writing by SVM Parent, Buyer will not, for a period of one (1) year following the Closing Date, destroy, alter or otherwise dispose of any such books and records without first offering to surrender to SVM Parent such books and records or any portion thereof that Buyer may intend to destroy, alter or dispose of; provided, that if SVM Parent does not elect to take possession of such books and records or portion thereof within 30 days of receipt of such offer, Buyer may destroy, alter or dispose of such books and records or portion thereof as Buyer deems fit.

(d) Notwithstanding the foregoing, with respect to the financial, operating, data, information, and other documents requested on Section 6.2(d) of the Disclosure Letter (the “Nirma Requested Information XE "Nirma Requested Information" ”), from the Execution Date until the Closing Date or earlier termination of this Agreement, Sellers shall, and shall cause their respective controlled Affiliates to, at Sellers’ sole cost and expense, furnish Nirma with the Nirma Requested Information. To the extent the Sellers have not provided Nirma with the Nirma Requested Information prior to the Closing Date, and Buyer has access to such Nirma Requested Information, from and after the Closing Date, Buyer shall, and shall cause its controlled Affiliates to, at Buyer’s sole cost and expense, reasonably cooperate with Nirma to provide Nirma with the balance of the Nirma Requested Information on or before the date that is thirty (30) days after the Closing Date.

Section 6.3 Employee Matters.

(a) No later than five (5) Business Days prior to the anticipated Closing Date, Buyer shall (or cause an Affiliate to) make offers of employment, conditioned upon reasonable satisfaction of Buyer’s standard employment qualifications (including verification of the employee’s eligibility for employment and background check) for U.S. employees, to no fewer than 230 Business Employees that Buyer selects in its sole discretion, which may include any Qualified Leave Recipient (each, an “Offer Employee XE "Offer Employee" ”) on terms and conditions as determined by Buyer in its sole discretion, which offers shall (i) include a base salary or hourly base wage rate (as applicable) that is at least equal to such Business Employee’s existing base salary or hourly wage rate as of immediately prior to the Closing, and (ii) be sufficient to avoid triggering a “mass layoff” or “plant closing” (as such terms are defined under the WARN Act) and on such other terms and conditions that are consistent with this Section 6.3, in each case with such employment to commence effective as of, and contingent upon the occurrence of, the Closing, or in the case of a Qualified Leave Recipient, the date of his or her return to active employment; provided that such Qualified Leave Recipient returns to active status within six (6) months following the Closing Date (or such later date as may be required by applicable Law) and further provided Sellers provided a true and complete list of each Business Employee who experiences an “employment loss” (as defined under the WARN Act) within the ninety (90) day period immediately prior to the Closing, by name, date, site of employment, and reason for such employment loss. The date of such return shall be considered the “Transfer Date XE "Transfer Date" ” of each such Qualified Leave Recipient that becomes a Transferred Employee, and the Closing shall be considered the Transfer Date for each other Transferred Employee. No later than September 18, 2026, Buyer shall (or cause an Affiliate to) provide the final list of Offer Employees to Seller. Each Offer Employee who receives and accepts (or is deemed to have accepted) Buyer’s (or an Affiliate of Buyer’s) offer of employment and who commences employment with Buyer or an Affiliate thereof on or following the Closing shall be a “Transferred Employee XE "Transferred Employee" .”

(b) Sellers shall reasonably cooperate with Buyer in effecting the Transferred Employees’ termination of employment from Sellers and commencement of employment to Buyer or an Affiliate of Buyer as contemplated hereby. Sellers shall (i) terminate the employment of each Transferred Employee as of the applicable Transfer Date, and (ii) terminate as of the applicable Transfer Date the participation of each Transferred Employee and his or her eligible dependents in each Employee Benefit Plan. Buyer shall notify Sellers in a reasonable timeframe with respect to whether each offer of employment to an Offer Employee has been accepted or rejected and whether any accepted offer of employment is revoked due to the applicable Offer Employee’s inability to satisfy Buyer’s standard employment qualifications in Buyer’s reasonable discretion. Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the Offer Employees will accept an offer of employment or will continue in employment with Buyer following the Closing for any period of time. Sellers and Buyer intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Transferred Employee for purposes of any Employee Benefit Plan prior to or upon the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer shall or shall cause an Affiliate of Buyer to, effective upon the Closing (i) recognize each Labor Organization that is party to a Collective Bargaining Agreement covering any Transferred Employee as the collective bargaining representative for the applicable Transferred Employees covered by such Collective Bargaining Agreement, and (ii) assume each such Collective Bargaining Agreement and any and all Liabilities relating thereto or arising thereunder at any time (whether prior to, on or after the Closing), subject to the terms and conditions of that certain the CBA Assumption Agreement. Buyer, Buyer Parent and Sellers shall, and shall cause their respective controlled Affiliates to, mutually cooperate with and provide reasonable assistance to the other in undertaking all reasonably necessary or legally required provision of information to, or bargaining, consultations, discussions or negotiations with, any Business Employees or any Labor Organization that represents Business Employees affected by the transactions contemplated by this Agreement. Promptly following the Execution Date through the Closing Date, Sellers shall initiate and engage in good faith in effects bargaining with the Labor Organization who then represents any Business Employee and, without limiting Buyer’s obligations under this Agreement or applicable Law, fulfill in all material respects any and all labor obligations (if any) under applicable Law and the Collective Bargaining Agreements relating to such bargaining unit Business Employees. Without limiting the foregoing, Buyer, Buyer Parent and Sellers shall, and shall cause their respective controlled Affiliates to, mutually cooperate and use reasonable best efforts to negotiate and enter into an agreement with the Union as soon as practicable following the Execution Date regarding Buyer’s provision to Sellers of the services of the Transferred Employees who are represented by the Union until the Deferred Closing.

(d) Other than any Excluded Employee Liability, with respect to the payroll period in which the Closing Date occurs, Buyer shall, or shall cause one of its Affiliates to, assume and pay, at the times such amounts are due, all unpaid base wages, base salaries, commissions and other accrued compensation, employee expenses, incentives and benefits earned or accrued by or in respect of Transferred Employees, in each case, arising after the Closing Date. For the avoidance of doubt, with respect to the payroll period in which the Closing Date occurs, Sellers shall be solely responsible for all unpaid base wages, base salaries, commissions and other accrued compensation, employee expenses, incentives and benefits earned or accrued by or in respect of Transferred Employees, in each case, arising prior to the Closing Date.

(e) With respect to any unused and accrued paid time off (“Accrued PTO XE "Accrued PTO" ”) to which any Transferred Employee is eligible to take pursuant to the vacation or similar policy maintained by Sellers applicable to such Transferred Employee immediately prior to the Closing Date, such Seller shall notify such Transferred Employee in writing that each such Transferred Employee’s Accrued PTO will rollover to Buyer upon the Closing (the “Accrued PTO Rollover Notice XE "Accrued PTO Rollover Notice" ”). Buyer shall assume and honor such Transferred Employee’s Accrued PTO (as so assumed by Buyer, the “Assumed PTO XE "Assumed PTO" ”), subject to any Transferred Employee rejecting such rollover pursuant to applicable Law in which case such Seller shall pay out to such Transferred Employee his or her Accrued PTO upon the Closing. Transferred Employees shall be permitted to use their Assumed PTO in a manner consistent with applicable Buyer policies (notwithstanding any contrary program or policy of Sellers).

(f) Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide each Transferred Employee with credit for such Transferred Employee’s service with any Sellers or their Affiliates or predecessors prior to the Closing for all purposes, including for purposes of eligibility and determination of level of benefits (including for purposes of vacation, but excluding for purposes of severance, equity compensation and benefit accruals under any defined benefit pension plan or retiree medical plan), under any benefit plan sponsored or maintained by Buyer or any of their Affiliates in which such Transferred Employee is eligible to participate on or following the Closing Date (each, a “Buyer Plan XE "Buyer Plan" ”) to the extent that coverage under such Buyer Plan replaces coverage under a corresponding benefit plan or arrangement in which such Transferred Employee participated immediately before the Closing; provided, however, that such service shall not be recognized (i) with respect to benefit accrual under any equity-based or long-term incentive plans, post-employment welfare benefit plans, non-qualified deferred compensation plans, or qualified and nonqualified defined benefit pension plans or (ii) to the extent that such recognition would result in a duplication of benefits. With respect to each Buyer Plan that is a health or welfare plan, and to the extent that coverage under such Buyer

Plan replaces coverage under a corresponding benefit plan or arrangement in which such Transferred Employee participated immediately before the Closing, Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to, (A) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (B) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such Transferred Employee under any Employee Benefit Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied any applicable deductible and whether such Transferred Employee has reached the out-of-pocket maximum for such year.

(g) No later than five (5) Business Days prior to the Closing Date, Sellers or any of their Affiliates shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, any Employee Benefit Plan sponsored by Sellers or any of their Affiliates that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Seller 401(k) Plan XE "Seller 401(k) Plan" ”), and effective immediately prior to the Closing, (i) all participants in any Seller 401(k) Plan shall be fully vested in their account balances and (ii) no Transferred Employee shall have any right thereafter to contribute any amounts to such Seller 401(k) Plan based upon compensation earned after the Closing. Sellers will provide Buyer with a copy of such proposed resolutions terminating such Seller 401(k) Plan prior to adoption thereof by the Board of Directors of SVM Parent for Buyer’s review and comment and shall deliver evidence to Buyer that the Board of Directors of SVM Parent timely approved such resolutions. As soon as practicable after the Closing Date, Buyer shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to permit each Transferred Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code and including, subject to the following sentence, the in-kind rollover of notes evidencing loans) of such Transferred Employee’s account balance under the Seller 401(k) Plan to a tax-qualified defined contribution retirement plan sponsored by Buyer that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which each Transferred Employee shall be eligible to participate (the “Buyer 401(k) Plan XE "Buyer 401(k) Plan" ”) at any time on or after the Closing Date. Sellers and Buyer shall cooperate in good faith to work with the Seller 401(k) Plan and Buyer 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Seller 401(k) Plan to the Buyer 401(k) Plan, and the obligation of Buyer and the Buyer 401(k) Plan to accept the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers. Buyer and Sellers shall cooperate to take any and all commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Buyer 401(k) Plan (subject to the preceding sentence) so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(h) Without limitation of Section 10.9, nothing express or implied in this Section 6.3 or this Agreement shall (i) confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, (ii) be treated as an amendment to, or prevent or otherwise restrict the amendment or termination of any Buyer Plan or any other employee benefit plan, program, arrangement or agreement sponsored or maintained by Buyer, Sellers or their respective Affiliates, as applicable, or (iii) obligate Buyer, Sellers or any of their respective Affiliates to maintain any particular employee benefit plan, program or arrangement.

(i) Buyer and Sellers acknowledge and agree that all Excluded Employee Liabilities shall be and remain solely obligations of Sellers, and Buyer shall not assume or otherwise incur any obligation with respect to any Excluded Employee Liability. Without limiting the generality of the foregoing, Sellers shall be solely responsible for any and all obligations arising under or in connection with the Employee Benefit Plans at any time.

(j) Prior to the Closing Date, Sellers shall provide a true and complete list of each Business Employee who experiences an “employment loss” (as defined under the WARN Act) within the ninety (90) day period immediately prior to the Closing, by name, date, site of employment, and reason for such employment loss. Buyer shall assume all Liabilities arising out of or relating to conduct by Buyer following the Closing Date that would result in an employment loss or layoff for a sufficient number of employees of Buyer or an Affiliate of Buyer (including Transferred Employees) which, if aggregated with any such conduct on the part of Sellers, would trigger the WARN Act.

(k) As soon as reasonably practicable following the Execution Date, Buyer and Sellers shall coordinate in good faith to develop a mutually agreed communications strategy with respect to the Business Employees, which shall require that each Party shall provide the other with a reasonable right to review and comment upon (but not to approve, other than with respect to any Buyer communications to the Business Employees prior to the Closing, which shall be subject to Sellers’ approval, not to be unreasonably withheld, conditioned or delayed) any written communications by the other Party intended for mass distribution to Business Employees prior to the Closing regarding the transactions contemplated by this Agreement and the terms of employment with Buyer following the Closing Date.

(l) To the extent Buyer (or one of its Affiliates) makes an offer of employment in accordance with Section 6.3(a) to a Business Employee who is a foreign national working in the United States in non-immigrant status and for whom there is a pending or approved I-140 immigrant petition as of the Closing Date (collectively, the “Visa Employees XE "Visa Employees" ”), Buyer (or one of its Affiliates) shall use commercially reasonable efforts, subject to applicable Law, to provide that Buyer (or one of its Affiliates), as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Closing Date, including 8 U.S.C. section 1184(c)(10). As of the Closing, to the extent any Visa Employee becomes a Transferred Employee, Buyer (or one of its Affiliates), as applicable, agree to assume all immigration-related Liabilities and responsibilities under applicable United States immigration Laws with respect to such Visa Employee, in each case, solely to the extent arising after the Closing Date.

Section 6.4 Consents and Filings; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate with each other Party to, promptly take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner as reasonably practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including all necessary waivers, consents and approvals from any third-party Person. Without limiting the generality of the previous sentence, the Parties shall use reasonable best efforts to (i) cooperate with each other party hereto to take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to obtain from Governmental Authorities all consents, approvals, exemptions, clearances, expiration or termination of waiting periods, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act (if required) or any other applicable Law, including any other Antitrust Law or any other applicable Law, in each case as may be reasonably agreed between the Parties to be required; (iii) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to comply at the earliest practicable date with any request under the HSR Act, or other Antitrust Law, or any other applicable Law, for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority in respect of such filings (collectively, an “Regulatory Authority XE "Regulatory Authority" ”); (iv) cooperate with each other in connection with any such filing or request (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the Regulatory Authorities under the HSR Act or Foreign Competition Law or any other applicable Law with respect to any such filing; and (v) (1) take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible or (2) not enter into any agreement with a Regulatory Authority not to consummate the transactions contemplated hereby. This Section 6.4(a) does not apply with respect to Taxes.

(b) In furtherance of the foregoing Section 6.4(a), each of the Parties shall promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. No Party shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties and their respective counsel the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination or expiration of any applicable waiting periods, including under the HSR Act. Subject to applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. This Section 6.4(b) does not apply with respect to Taxes.

(c) From time to time, whether at or following the Closing, Sellers and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to vest in Buyer all the right, title, and interest in, to or under the Transferred Assets, to provide Buyer and Sellers all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Parties will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied. Notwithstanding the foregoing, nothing in this Section 6.4(c) shall (i) require Sellers or any of their Affiliates to make any expenditure or incur any obligation on their own or on behalf of Buyer (unless funds in the full amount thereof are advanced to Sellers in cash) or (ii) prohibit Sellers or any of their Affiliates from ceasing operations or winding up its affairs following the Closing.

(d) Subject to any approval of the Bankruptcy Court that may be required, Sellers and Buyer shall cooperate with each other and, as promptly as practicable after the Execution Date, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the transfer or reissuance to Buyer of any and all Permits necessary to lawfully own and operate the Business and Transferred Assets. The Parties shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to (i) respond promptly to any requests for additional information made by such agencies, (ii) participate in any hearings, settlement proceedings or other proceedings ordered with respect to applications to transfer or reissue such Permits, and (iii) cause regulatory approval to be obtained as soon as practicable after the date of filing. Each Party will bear its costs of the preparation and review of any such filing. Sellers and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection any filings to transfer the Permits and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

(e) Following Closing, Sellers shall cooperate with Buyer’s reasonable requests with respect to the investigation and prosecution of any Actions related primarily to the Business or the Transferred Assets (other than in connection with disputes between the Parties), including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under applicable Laws to furnish all reasonably available information and testimony, to arrange discussions with, and the calling as witnesses of, officers, directors, employees, agents and Representatives, and to provide other reasonable assistance in connection with any such Actions, with such cooperation to be at the cost and expense of Buyer. Without limiting this

Section 6.4(e), Buyer agrees to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing. Nothing in this Agreement shall obligate Buyer or Sellers to agree to any divestiture or other remedy not conditioned on the consummation of the Closing; provided, however, that Buyer and its Affiliates and Subsidiaries shall not be required, either pursuant to this Section 6.4(e) or otherwise, to proffer, agree, negotiate, commit to, effect or otherwise take any action that, individually or in the aggregate with all other actions, would reasonably be expected to have a Regulatory Material Adverse Effect. For purposes of this Agreement, “Regulatory Material Adverse Effect XE "Regulatory Material Adverse Effect" ” means a materially adverse impact on the business, assets, results of operations or financial conditions of Buyer and its Affiliates and Subsidiaries (or after the Closing, on Sellers and their Subsidiaries), taken as a whole.

(f) In addition to and without limitation of the foregoing, and in all respects subject to Section 2.9(b), Buyer shall, as soon as possible but in any event within seven (7) Business Days of the Execution Date, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the transactions contemplated hereby with respect to the Deferred Closing Assets. Buyer shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Buyer shall be responsible for the payment of any applicable filing fees. Buyer and Sellers shall cooperate with one another (i) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (ii) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Buyer shall permit Sellers to review, prior to filing, all documents proposed by Buyer to be filed with the STB to secure approval or exemption of the transactions contemplated hereby with respect to the Deferred Closing Assets. Buyer shall consider in good faith all timely and reasonable comments provided by Sellers. Notwithstanding anything herein, in no event shall the exemption or approval of STB be a condition to consummating the transactions contemplated hereby with respect to the Transferred Assets other than the Deferred Closing Assets, as set forth in Section 2.9.

(g) From and after the Execution Date, Buyer and Sellers shall cooperate to obtain the consent of the Federal Communications Commission (“FCC XE "FCC" ”) for the transfer of control of any and all applicable radio license authorization. Promptly following the Execution Date but in any event within five (5) Business Days of the Execution Date, Buyer and Sellers shall initiate the process of obtaining such FCC consent.

(h) From and after the Execution Date, but in no event later than 30 days following the Closing Date, Buyer shall submit an advice letter to the CPUC pursuant to the applicable provisions of the California Public Utilities Code with respect to the acquisition by Buyer of the Transferred Assets held by SVM Water pursuant to the terms of this Agreement.

(i) Buyer agrees and acknowledges that from and after the Closing, it shall be Buyer’s sole responsibility to, at its sole cost and expense, obtain and maintain in full force and effect commercially reasonable insurance coverage for the operation of the Business and the ownership, use and operation of the Transferred Assets on and after the Closing Date, which insurance coverage shall be implemented in accordance with (and is not intended to be duplicative of) the insurance coverage requirements set forth in the Mining Agreement.

Section 6.5 Transferred IP. Following Closing, subject to the remainder of this Section 6.5, Sellers shall not, and shall cause their Affiliates not to, use the names Searles Valley Minerals, BIOCARB, THREE ELEPHANT, PYROBOR, or V-BOR or any other Trademark included in the Transferred IP, including names or Trademarks containing or comprising the foregoing, and any name or Trademark that is confusingly similar to the foregoing (collectively, the “Business Marks XE "Business Marks" ”). As soon as reasonably practicable after Buyer has obtained such Permits or the applicable Governmental Authority has approved the transfer or assignment thereof to Buyer, Sellers shall, and shall cause their Affiliates to, if applicable, file applicable documentation to amend their organizational and governing documents to change their corporate names to names that do not include the Business Marks. Notwithstanding the foregoing, Sellers and their Affiliates shall be entitled to continue to use the Business Marks in connection with historical and record-keeping purposes, for compliance with applicable Law, for any corporate or tax filings or other documents required to be filed with any Governmental Authority, for purposes of Seller’s wind-down activities and as otherwise permitted under applicable Law. From the Execution Date until the Closing Date or earlier termination of this Agreement, Sellers shall timely renew each Trademark set forth on Section 3.11(a)(ii) of the Disclosure Letter.

Section 6.6 Intellectual Property Lien Releases. For each item of Transferred IP that is subject to any security interest recorded or filed with the United States Patent and Trademark Office or the United States Copyright Office (each, an “IP Registry XE "IP Registry" ”), Sellers shall use commercially reasonable efforts to obtain, deliver, or cause to be delivered, to Buyer, prior to the Closing and no later than the Closing Date, from each lienholder, a release, discharge, or termination of the applicable security interest, in form and substance suitable for recordation with the applicable IP Registry (each, a “Lien Release XE "Lien Release" ”), sufficient to effectuate the release of all such security interests against the Transferred IP, without regard to the particular type of Intellectual Property affected, including any Patents, Trademarks, Copyrights, and any registrations or applications for any of the foregoing.

Section 6.7 Refunds and Remittances.

(a) From and after the Closing: (i) if Sellers or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement or any other Ancillary Agreement (and, for the avoidance of doubt, is not an Excluded Asset), Sellers promptly shall remit, or shall cause to be remitted, such amount to Buyer in accordance with this Agreement and (ii) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Sellers or any of their Affiliates in accordance with the terms of this Agreement or any other Ancillary Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Sellers in accordance with this Agreement.

(b) In the event that, from and after the Closing, (i) Sellers or any of their Affiliates have retained ownership of a Transferred Asset, then, for no additional consideration to Sellers or any of their Affiliates, Sellers shall, and shall cause their controlled Affiliates to, convey, assign or transfer promptly such Transferred Asset to Buyer or its designees in accordance with this Agreement, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Transferred Asset to Buyer or its designees in accordance with this Agreement or (ii) any Excluded Asset has been conveyed to or is received by Buyer, then, without any consideration payable to Buyer or any of its Affiliates, Buyer shall convey, assign or transfer promptly such Excluded Asset to Sellers in accordance with this Agreement, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Excluded Asset to Sellers or their designees in accordance with this Agreement.

Section 6.8 Public Announcements. From the Execution Date through the Closing Date, neither Buyer, on the one hand, nor Sellers, on the other hand, shall issue any public report, statement, press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and SVM Parent, unless otherwise required by applicable Law or the rules and regulations of any stock exchange on which Buyer Parent Common Stock is listed or quoted for trading, in which case such Party shall use commercially reasonable efforts to coordinate and consult with the other Party with respect to the timing, basis, scope and content before issuing any such report, statement or press release; provided, however, that nothing in this Section 6.8 shall delay any required filing or other disclosure with the Bankruptcy Court or any other Governmental Authority or otherwise hinder either SVM Parent’s or its Representatives’ ability to timely comply with all Laws (including the Bankruptcy Code) or rules and regulations of any Governmental Authority including with respect to any public announcement, regulatory filing, statement or comment made in order to comply with applicable Laws (including the Bankruptcy Code) or rules of any Governmental Authority in the reasonable judgment of SVM Parent.

Section 6.9 Communications with Customers and Suppliers. Prior to the Closing, Sellers and Buyer shall cooperate in good faith to facilitate Buyer’s communication with Sellers’ customers, suppliers, licensors, licensees and other Persons with which Sellers have commercial dealings. Sellers shall provide Buyer and its Representatives with reasonable access to their customers, suppliers, licensors, licensees and other Persons with which Sellers have commercial dealings, and Buyer shall coordinate any such communications with Sellers in advance and conduct them in a manner designed to minimize disruption to the operations of the Business and any such communications shall be subject to the prior consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.10 Communications with Employees. Prior to the Closing, Sellers and Buyer shall cooperate in good faith to facilitate Buyer’s communications with Business Employees for purposes of planning the transition of the Business and extending offers of employment. Sellers shall provide Buyer and its Representatives with reasonable access to Business Employees, and Buyer shall coordinate any such communications with Sellers in advance and conduct them in a manner designed to minimize disruption to the operations of the Business.

Section 6.11 Intercompany Accounts and Arrangements. Effective prior to the Closing, all outstanding intercompany accounts, whether payables or receivables, between any Seller, on the one hand, and any non-Seller Affiliate of Sellers, on the other hand, shall be settled in full without any cash payment required to be made, in each case, without Liability to the Business or Buyer or any of its Affiliates at or after the Closing.

Section 6.12 Financial Statements. Sellers shall cooperate, and shall request the independent auditors of the Business to cooperate, with Buyer in connection with the preparation of any historical financial statements of the Business that Buyer determines Buyer Parent will require under Section 3-05 of Regulation S-X promulgated under the Securities Act (the “Required Financial Statements XE "Required Financial Statements" ”), and any pro forma financial statements that are derived in part from such Required Financial Statements and shall provide Buyer with a reasonable opportunity to consult with Sellers and Sellers’ applicable advisors, from time to time prior to the Closing, with respect to such Required Financial Statements or pro forma financial statements. The fees and expenses of the independent auditors of the Business incurred in connection with this Section 6.12 shall be borne by Buyer and not by Sellers.

Section 6.13 Transition of Permits.

(a) To the extent that Buyer has not obtained all of the Permits included in the Transferred Assets that are necessary for Buyer to take title to all of the Transferred Assets at the Closing and to operate the Business as of immediately following the Closing in the same manner in all material respects as it was operated by Sellers immediately prior to the Closing, Sellers shall, to the extent permitted by applicable Laws, use commercially reasonable efforts to maintain in full force and effect after the Closing Date such Permits that Buyer reasonably requests, at Buyer’s sole expense, until the earlier of (i) the time Buyer has obtained such Permits or the applicable Governmental Authority has approved the transfer or assignment thereof to Buyer and (ii) twelve (12) months following the Closing Date; provided that Buyer is working diligently and in good faith to promptly implement such transfer or assignment. No later than thirty (30) days after the Closing Date, Buyer shall prepare and submit, or cause to be submitted, all applications, filing fees, and other materials required of Buyer or any Designated Buyer in connection therewith and shall use commercially reasonable efforts to obtain such Permits or the applicable approvals for the transfer or assignment of such Permits. Buyer shall (i) pay all costs and expenses required to be incurred by Sellers in connection with maintaining such Permits for Buyer following the Closing, including any rent, royalty, fee or other amount required to prevent the expiration, termination or forfeiture thereof, (ii) prepare any filing, application for renewal, extension or continuation required to maintain such Permits (and certify to Sellers the accuracy and completeness of such filings or applications), and (iii) deliver such filings and/or applications to Sellers to enable timely filing and submission of such filings and/or applications by the applicable Seller if required by applicable Laws for Sellers to take actions to transfer or assign the Permits (and if not so required of Sellers, then Buyer shall file or submit such filings and/or applications in a timely manner). Buyer shall indemnify, defend and hold harmless Sellers and Nirma, and their respective Affiliates, and each of the foregoing’s respective Representatives, from and against any and all Liabilities incurred under or in connection with maintaining, transferring or assigning any Permits in connection with the Business pursuant to this Section 6.13.

(b) With respect to any filing for the transfer or reissuance of any Permit in connection with the transactions contemplated by this Agreement, Buyer shall use commercially reasonable efforts to (i) promptly respond to all inquiries and requests for information from any Governmental Authority, and (ii) (A) provide Nirma with copies of all material correspondence and communications with any such Governmental Authority promptly upon receipt or transmission, and (B) afford Nirma a reasonable opportunity to review any material submission at least one (1) Business Day prior to filing, if possible, and Buyer shall reasonably consider, but shall not be obligated to implement, any timely comments made by Nirma in good faith.

Section 6.14 Transition of Bureau of Land Management Leases.

(a) Notwithstanding anything to the contrary in this Agreement, the transfer, assignment and assumption of the Bureau of Land Management Leases and all obligations of the Parties relating thereto, shall be governed exclusively by this Section 6.14, the applicable BLM Lease Assignments and the Mining Agreement. Approval by the Bureau of Land Management of the BLM Lease Assignments or any related modification of an allocation agreement or mining plan shall not be a condition to the Closing. No later than seven (7) days after the Closing Date, Buyer shall, at its sole cost and expense, submit, or cause to be submitted, the BLM Lease Assignments and all applications, filing fees, and other materials required of Buyer or any Designated Buyer in connection therewith and shall use commercially reasonable efforts to obtain the applicable approvals. With respect to any related surety bonds, Buyer shall post the Required Bonding as set forth in Section 6.15. Sellers shall reasonably cooperate in such efforts, including by executing any supplemental instruments reasonably required by the Bureau of Land Management; provided that no Seller shall be required to assume any Liability not otherwise required by this Agreement or the applicable Bureau of Land Management Lease. With respect to any filing for the BLM Lease Assignments approvals in connection with the transactions contemplated by this Agreement, Buyer shall use commercially reasonable efforts to (i) promptly respond to all inquiries and requests for information from any Governmental Authority, and (ii) (A) provide Nirma with copies of all material correspondence and communications with any such Governmental Authority promptly upon receipt or transmission, and (B) afford Nirma a reasonable opportunity to review any material submission at least one (1) Business Day prior to filing, if possible, and Buyer shall reasonably consider, but shall not be obligated to implement, any timely comments made by Nirma in good faith.

(b) Buyer shall have delivered to Sellers, at or prior to the Closing, fully executed signature pages for all applications, assignments, and other documentation required by the Bureau of Land Management in connection with the transfer or assignment of each Bureau of Land Management Lease to Buyer or any Designated Buyer (collectively, the “BLM Transfer Applications XE "BLM Transfer Applications" ”), in such form as is prescribed by the Bureau of Land Management and sufficient, together with such corresponding signature pages as may be required from Sellers, to permit the prompt submission of such BLM Transfer Applications to the Bureau of Land Management following the Closing as set forth in this Section 6.14. For the avoidance of doubt, the failure by Buyer to deliver any such signature page at or prior to the Closing shall not be waivable by Buyer and shall constitute a failure of a condition to Sellers’ obligation to consummate the Closing.

Section 6.15 Surety Bonds.

(a) Buyer shall, promptly after the Closing Date (i) post the Required Bonding, including those required by any Governmental Authority in connection with the transfer of the Permits from Sellers to Buyer, or the reissuance of the Permits to Buyer, and the transfer of the Bureau of Land Management Leases to Buyer, in each case in such a manner so as to permit the release or termination of all existing bonds, surety bonds (and the underlying bond agreements), letters of credit, cash deposits or other sources of collateral of Sellers or Nirma (and related instruments) (collectively, the “Seller Bonds XE "Seller Bonds" ”); provided, however, that “Seller Bonds” shall not include any bonds, letters of credit or related instruments issued in connection with or related to workers compensation obligations of Sellers and (ii) substitute itself for and replace Sellers and Nirma, as applicable, and to cause each such Seller and Nirma to be released, in respect of all obligations under any other guarantee, indemnity, surety bond, the SVM Parent Letter of Credit, cash deposit, keepwell agreement, consumer financing arrangement, or other similar commitment, understanding, agreement or obligation arising in connection with or necessary for the operation of the Business (together with the Seller Bonds, the “Indemnified Guarantees XE "Indemnified Guarantees" ”).

(b) Prior to the transfer of the Permits to Buyer, or the reissuance of the Permits to Buyer, and the transfer of the Bureau of Land Management Leases to Buyer, in each case, Sellers or Nirma shall maintain the SVM Parent Letter of Credit which supports the Indemnified Guarantees listed on Section 6.15(b) of the Disclosure Letter (the “Supported Seller Bonds XE "Supported Seller Bonds" ”) in full force and effect for the benefit of Buyer during the period of transition following the Closing and until the earlier of (i) the date which is twelve (12) months following the Closing Date, or (ii) the date on which the related Required Bonding is posted by Buyer or Buyer has substituted itself for Seller or Nirma and replaced the applicable Seller Supported Bonds such that the Seller Supported Bonds and the SVM Parent Letter of Credit is or can be released or terminated.

(c) Concurrently with or promptly after the transfer of the Permits to Buyer, or the reissuance of the Permits to Buyer, and the transfer of the Bureau of Land Management Leases to Buyer, in each case, Buyer shall secure the Required Bonding and Nirma shall cause KHI to obtain a letter(s) of credit in an amount not to exceed in the aggregate, the SVM Parent Letter of Credit with an expiration date no later than twelve (12) months following the Closing Date (each, a “KHI Letter of Credit XE "KHI Letter of Credit" ” and collectively, the “KHI Letters of Credit XE "KHI Letters of Credit" ”) to secure the Required Bonding that replaces the Supported Seller Bonds. Nirma shall cause KHI to maintain the KHI Letters of Credit in full force and effect for the benefit of Buyer during the post-transition period following the Closing and until the earlier of (i) the date which is twelve (12) months following the Closing Date, or (ii) the date on which the related Required Bonding is posted by Buyer or Buyer has replaced the applicable Indemnified Guarantee and has substituted its letter(s) of credit for the KHI Letters of Credit prior to the expiration date of the KHI Letters of Credit, such that the Supported Seller Bonds and the KHI Letters of Credit are or can be released or terminated. Nirma shall cause KHI to reasonably cooperate with Buyer in the posting of the Required Bonding and the substitution of Buyer for KHI, Seller or Nirma with respect to the Supported Seller Bonds. In no event shall KHI and/or Nirma be required to provide for any replacement for, or maintenance of, a Supported Seller Bond listed on Section 6.15(b) of the Disclosure Letter or any form of financial assurance or support (in the form of a letter of credit or otherwise) that (A) extends beyond (or supports an Indemnified Guarantee, the term of which extends beyond, or could automatically extend beyond) the 12-month period following Closing, or (B) exceeds the aggregate dollar amount of the SVM Parent Letter of Credit as of the Execution Date with respect to the Supported Seller Bonds that are being replaced as reflected on Section 6.15(b) of the Disclosure Letter. For the avoidance of doubt, no KHI Letter of Credit shall (i) have an expiration date later than twelve (12) months after the Closing Date or (ii) be in an amount, along with any other KHI Letter of Credit, that exceeds in the aggregate the amount of the SVM Parent Letter of Credit as of the Execution Date, as set forth on Section 6.15(b) of the Disclosure Letter; provided that, to the extent Buyer is required to post one or more letters of credit in connection with any Required Bonding in an aggregate amount that exceeds the amount of the SVM Parent Letter of Credit, Buyer shall, at its sole cost and expense, obtain and post a separate letter of credit in an amount equal to such excess.

(d) Following the posting of the Required Bonding and the substitution or replacement of Buyer for KHI, Seller or Nirma, as applicable, with respect to any Indemnified Guarantee and KHI Letters of Credit, as specified in Section 6.15(c), and in any event upon the expiration of twelve (12) months following the Closing Date, Buyer shall reasonably cooperate with Nirma and Sellers to (i) secure the prompt release or termination of the applicable Supported Seller Bond, the SVM Parent Letter of Credit and the KHI Letters of Credit, (ii) secure the prompt release or termination of the underlying bond or other agreement (including any letter of credit) related to the Bureau of Land Management Leases, Permits or otherwise, and (iii) secure the prompt release to Nirma and its Affiliates of any related collateral.

(e) Buyer shall indemnify, defend and hold harmless Sellers and Nirma, and their respective Affiliates, and each of the foregoing’s respective Representatives, from and against any and all Liabilities incurred by any such Person in connection with (i) the draw by a counterparty against any Indemnified Guarantee, Supported Seller Bonds, SVM Parent Letter of Credit or KHI Letter of Credit attributable to any period following the Closing, and (ii) the maintenance of Supported Seller Bonds, SVM Parent Letter of Credit, KHI Letters of Credit or other Indemnified Guarantees pursuant to this Section 6.15 (other than as expressly set forth in this Section 6.15). For the avoidance of doubt, Nirma shall have the right, in its sole discretion, to pursue any and all of its indemnification rights set forth in this Section 6.15(e) with respect to the draw by a counterparty against any Indemnified Guarantee, Supported Seller Bond, SVM Parent Letter of Credit or KHI Letter of Credit, or its rights under the Buyer Parent Guaranty, or both, and such rights shall be cumulative and not exclusive of one another, regardless of whether the amount of such draw on any Supported Seller Bond, SVM Parent Letter of Credit or KHI Letter of Credit, has been or may be added to the outstanding principal amount of the Bridge Facility; provided, however, that Nirma shall not be entitled to collect or receive any amount in respect of such amount drawn more than once.

Section 6.16 Buyer Parent Guaranty. Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of Buyer’s obligations to pay the Cash Consideration and Buyer’s indemnification obligations to Nirma and Sellers arising under or related to the Permits, Indemnified Guarantees, Supported Seller Bonds, SVM Parent Letter of Credit or KHI Letter of Credit as set forth in Section 6.13, Section 6.15(e) and otherwise, as set forth in this Agreement, and any other indemnification obligations of Buyer to Nirma or Sellers under and in accordance with the terms and conditions of any Ancillary Agreement, in each case as and when due and payable and as and when required to be performed pursuant to this Agreement or applicable

Ancillary Agreement (the “Guaranteed Obligations XE "Guaranteed Obligations" ”) and agrees that Sellers and Nirma shall be entitled to enforce directly against Buyer Parent any of the Guaranteed Obligations, thirty (30) days after having made written demand of Buyer. Buyer Parent irrevocably expressly waives (i) any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by Sellers, (ii) presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, (iii) all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect, any right to require the marshaling of assets of Buyer, Buyer Parent or any other Person interested in the transactions contemplated hereby, and all suretyship defenses generally, (iv) any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by any Seller or Nirma, (v) any requirement that Sellers or Nirma exhaust any right or take any action against Buyer or any other Person, any collateral security or any other guarantor or surety, and (vi) any right to subrogation to any of the rights of Buyer or any other Person against Sellers or Nirma, as applicable, reimbursement, indemnification or contribution from Sellers or Nirma, as applicable, in respect of payments made by Buyer Parent hereunder or any other similar rights. Buyer Parent hereby agrees and acknowledges that its obligations hereunder shall not be released or discharged in whole or in part, or otherwise affected by (A) any change in the corporate existence, structure or ownership of Buyer or Buyer Parent or any insolvency, bankruptcy, reorganization or other similar Action of Buyer or Buyer Parent or affecting any of their respective assets, (B) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver in accordance with the terms and conditions of this Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof, (C) the right by statute or otherwise to require any Seller to institute suit against Buyer or to exhaust any rights and remedies which such Seller has or may have against Buyer, (D) the failure or delay on the part of Sellers or Nirma, as applicable, to assert any claim or demand or to enforce any right or remedy against Buyer or Buyer Parent, (E) the existence of any claim, set-off or other similar right which Buyer Parent may have at any time against Buyer, whether in connection with the Guaranteed Obligations or otherwise, (F) the adequacy of any other means Sellers or Nirma, as applicable, may have of obtaining payment of the Guaranteed Obligations, (G) the value, genuineness, validity, regularity, illegality or enforceability (as it relates to Buyer) of this Agreement or the Ancillary Agreements, or (H) any other act or omission that may in any manner or to any extent vary the risk of Buyer Parent. Notwithstanding any of the foregoing or anything else in this Section 6.16, nothing herein shall be deemed to waive or limit Buyer Parent’s right or ability to assert as defenses to this guarantee any claims, defenses or other rights that Buyer may have to the enforcement of Buyer’s obligations under this Agreement. This guarantee shall be binding upon the successors and assigns of Buyer Parent and shall inure to the benefit of Sellers and Nirma, and their respective successors and assigns. For the avoidance of doubt, Nirma shall have the right, in its respective sole discretion, to pursue any and all of its indemnification rights under this Agreement or its rights under the Buyer Parent Guaranty, or both, and such rights shall be cumulative and not exclusive of one another, regardless of whether any amount drawn on any Supported Seller Bond, SVM Parent Letter of Credit or KHI Letter of Credit, or claimed by Nirma, has been or may be added to the outstanding principal amount of the Bridge Facility; provided, however, that Nirma shall not be entitled to collect or receive any amount in respect of such amount drawn more than once.

Section 6.17 Bridge Facility. As promptly as reasonably practicable, following the Execution Date, each of Buyer, Buyer Parent and Nirma (or its designated subsidiary) shall use commercially reasonable efforts to negotiate, execute and deliver definitive documentation for the Bridge Facility. Nirma may designate one of its subsidiaries to serve as lender under the Bridge Facility; provided that Nirma ensures funding of the Bridge Facility.

Section 6.18 PIK Note. As promptly as reasonably practicable, following the Execution Date, Buyer, Sellers, and Nirma shall use commercially reasonable efforts to, and Sellers and Nirma shall use commercially reasonable efforts to cause HSBC to, negotiate, execute and deliver definitive documentation for the Note Consideration.

Section 6.19 Post-Closing Payments by Sellers. Any post-Closing payments to be made by any Seller to Buyer under this Agreement shall constitute administrative expense claims against the applicable Seller in the Chapter 11 Case under sections 503(b) and 507(a)(2) of the Bankruptcy Code.

Section 6.20 Transition Services Agreements.

(a) The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into a transition services agreement (a “TSA XE "TSA" ”) at the Closing in form and substance consistent with this Section 6.20(a) and otherwise mutually acceptable to Sellers and Buyer. The TSA shall provide for (i) the provision of limited transition services by Buyer to Sellers, including reasonable access to information, data and IT Assets and the services of a limited number of employees of the post-Closing Business (including the Transferred Employees who are dedicated to the business of SVM Railway), in each case solely to the extent reasonably necessary to (A) facilitate Sellers’ wind-down activities, the collection of excluded assets, including accounts receivable, or the administration and closing of the Chapter 11 Case, (B) support the conduct of the business of SVM Railway following the Closing until the Deferred Closing in substantially the same manner as the business of SVM Railway was conducted in the six (6) months prior to the Closing, subject to outcomes of negotiations with the Union pursuant to the last sentence of Section 6.3(c), and (C) facilitate removal of the railcars or other property owned by the Railcar Lessors as set forth in Section 6.21, and (ii) the provision of limited transition services by Sellers to Buyer, its Affiliates and any Designated Buyer, including access to information, data, systems and other technology, and the services of certain employees, solely to the extent reasonably necessary to support (A) a Deferred Closing, (B) the transfer or reissuance of any Permit pursuant to Section 6.13, (C) the replacement, termination or release of any Seller Bond or other Indemnified Guarantee pursuant to Section 6.15 or (D) the conduct of the business of SVM Railway following the Closing until the Deferred Closing in substantially the same manner as the business of SVM Railway was conducted in the six (6) months prior to the Closing, subject to outcomes of negotiations with the Union pursuant to the last sentence of Section 6.3(c). The TSA shall identify the services, personnel, systems and information to be provided by each Party, have a limited term of no more than six (6) months following the Closing Date, provided that the applicable service recipient will reimburse the applicable service provider for any (1) reasonable and documented out-of-pocket costs and expenses and (2) mutually agreed reasonable fully loaded personnel costs, in each case incurred in providing the services (other than with respect to provision of Transferred Employees for conduct of the business of the SVM Railway), and include such other terms as are customary in transition services agreements. Neither Party shall be required to provide any service or incur any cost, expense or Liability under the TSA unless the applicable funds are reimbursed by the recipient in accordance with the TSA, and the TSA shall not expand any representation, warranty, covenant or Liability of any Party under this Agreement. Notwithstanding anything to the contrary herein, following the Closing and until the Deferred Closing, Buyer shall (i) bear all costs, expenses, burdens and Liabilities, and (ii) receive all net benefits, in each case, arising out of the conduct of the business of the SVM Railway.

(b) Buyer shall assume any transitional services agreement entered into by any Seller in connection with Sellers’ transfer of the Soda Ash Contracts; provided that each such transitional services agreement is in form and substance reasonably satisfactory to Buyer.

Section 6.21 Railcar Removal Cooperation. From the Closing Date for a period of 180-days from the Closing Date, Buyer shall provide Sellers and their Representatives and the parties set forth on Section 6.21 of the Disclosure Letter (the “Railcar Lessors XE "Railcar Lessors" ”) with reasonable access to Buyer’s properties and facilities in Trona California (which properties and facilities were transferred to Buyer at Closing or at the Deferred Closing, as applicable, pursuant to this Agreement), during normal business hours, and upon reasonable advance written notice, subject to reasonable denials of access or delays to the extent such access would unreasonably interfere with the operations of Buyer or the Business, to remove or to facilitate the removal of railcars or other property owned by such Railcar Lessor as set forth in agreements reached between Sellers and such Railcar Lessors, and each Party shall cooperate with such Railcar Lessors to facilitate the removal of railcars owned by such Railcar Lessors pursuant to such agreements, including, in each case, for the avoidance of doubt, by causing the Transferred Employees to remove or to facilitate the removal of such railcars. For the avoidance of doubt, Buyer and its Affiliates shall not be responsible for any costs, expenses or Liabilities arising out of or related to the removal of railcars or other property by any Railcar Lessor or any of its Representatives, agents or contractors, and all such costs, expenses and Liabilities shall be borne solely by the applicable Railcar Lessor. Each Railcar Lessor shall be solely responsible for any damage to Buyer’s properties or facilities caused by or arising out of such removal activities and shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all losses, Liabilities, damages, costs and expenses arising out of or related to the removal of railcars or other property from Buyer’s properties and facilities by any Railcar Lessor or any of its Representatives, agents or contractors.

Section 6.22 Releases.

(a) Sellers Release of Nirma Released Parties. Effective as of the Closing, each Seller, for itself and on behalf of its bankruptcy estate and any successors thereto (including any chapter 7 trustee, chapter 11 trustee, plan administrator, liquidating trustee, or litigation trustee appointed in or in connection with the Chapter 11 Case) and any Person claiming by, through or under right of any of them (each, a “Seller Releasor XE "Seller Releasor" ” and, collectively, the “Seller Releasors XE "Seller Releasors" ”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, losses, debts, costs, fees, expenses, penalties, Actions, covenants, suits, judgments, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, which any Seller Releasor has, may have, or may assert now or in the future against any or all Nirma Released Parties, arising out of, based upon, or resulting from any Contract, transaction, transfer, event, fact, circumstance, action, failure to act, duty, breach of duty, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing, including any Avoidance Actions, any claims or causes of action based on any theory of alter ego, veil-piercing, single-enterprise, or instrumentality, any claims for equitable subordination under Section 510(c) of the Bankruptcy Code, any claims arising under or relating to any intercompany transactions, management agreements, or shared services arrangements between any Seller and any Nirma Released Party, any claims for breach of fiduciary duty, deepening insolvency, or mismanagement; and any contract claims, commercial tort claims, or other claims of any nature (the “Sellers Nirma Release XE "Sellers Nirma Release" ”). Notwithstanding the foregoing, nothing in this Section 6.22(a) shall be deemed to release, waive or otherwise diminish in any respect (A) any rights or remedies of any Seller Releasor under this Agreement, the Ancillary Agreements, or any document or instrument delivered pursuant hereto or thereto; or (B) any intercompany claims solely between Sellers.

(b) Mutual Releases of Buyer and Nirma Released Parties.

(i) Effective as of the Closing, each of Buyer and Buyer Parent, for themselves and on behalf of their respective controlled Affiliates, and each of their Representatives, successors, assigns, heirs, and executors (each, a “Buyer Releasor XE "Buyer Releasor" ” and, collectively, the “Buyer Releasors XE "Buyer Releasors" ”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes (A) all claims, demands, Liabilities, losses, debts, costs, fees, expenses, penalties, Actions, covenants, suits, judgments, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, derivative or otherwise, which any Buyer Releasor has, may have, or may assert now or in the future against the Nirma Released Parties and/or Sellers, arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing and (B) the Nirma Claims (collectively, the “Buyer Nirma Release XE "Buyer Nirma Release" ”). Notwithstanding the foregoing, nothing in this Section 6.22(b) shall be deemed to release, waive or otherwise diminish in any respect any rights or remedies of any Buyer Releasor: (1) under this Agreement, the Ancillary Agreements, or any document or instrument delivered pursuant hereto or thereto; (2) against any Nirma Released Party solely in such Nirma Released Party’s capacity as a shareholder of Buyer Parent from and after the Closing; or (3) arising from Fraud by any Nirma Released Party. This Buyer Nirma Release shall be binding upon each Buyer Releasor and its respective successors and permitted assigns.

(ii) Effective as of the Closing, each of Nirma, KHI and Sellers, for themselves and on behalf of their respective controlled Affiliates, and each of their Representatives, successors, assigns, heirs, and executors (including, as it relates to the Sellers, on behalf of themselves and their bankruptcy estates, any chapter 7 trustee, chapter 11 trustee, plan administrator, liquidating trustee, or litigation trustee appointed in or in connection with the Chapter 11 Case) (each, a “Nirma Releasor XE "Nirma Releasor" ” and, collectively, the “Nirma Releasors XE "Nirma Releasors" ”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, losses, debts, costs, fees, expenses, penalties, Actions, covenants, suits, judgments, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, derivative or otherwise, which any Nirma Releasor has, may have, or may assert now or in the future against the Buyer Releasors, arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing (the “Nirma Buyer Release XE "Nirma Buyer Release" ”). Notwithstanding the foregoing, nothing in this Section 6.22(b)(ii) shall be deemed to release, waive or otherwise diminish in any respect any rights or remedies of any Nirma Releasor: (A) under this Agreement, the Ancillary Agreements, or any document or instrument delivered pursuant hereto or thereto; (B) in its capacity as a shareholder of Buyer Parent from and after the Closing Date; (C) under or in connection with the Sale Order, to the extent any obligations thereunder remain outstanding as of the Closing; or (D) arising from Fraud by any Buyer Releasor. This Nirma Buyer Release shall be binding upon each Nirma Releasor and its respective successors and permitted assigns.

(c) The Parties acknowledge that they may learn additional facts that could affect their views with respect to the claims released in this Section 6.22. The releases set forth in this Section 6.22 speciﬁcally include all claims each Party does not know or suspect to exist in its favor at the time of release, which, if known by that Party, might have affected its decision with respect to this Agreement (“Unknown Claims XE "Unknown Claims" ”). Each Party expressly waives, releases and relinquishes any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States or other jurisdiction, or principle of common law or foreign law, which is similar, comparable, or equivalent that governs or limits the release of unknown or unsuspected claims, including California Civil Code § 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Each Party acknowledges that it may hereafter discover facts different from, or in addition to, those which such Party now knows or believes to be true with respect to the settled claims, but nonetheless agrees that this Agreement, including the releases granted in this Section 6.22, will remain binding and effective in all respects notwithstanding such discovery. Unknown Claims include contingent and non-contingent claims, whether known or unknown, suspected or unsuspected, without regard to the subsequent discovery or existence of different or additional facts. These provisions concerning unknown and unsuspected claims and the inclusion of

Unknown Claims in the releases were separately bargained for and are an essential element of this Agreement.

(d) The Sale Order shall authorize the Sellers Nirma Release and the Buyer Nirma Release and shall provide that (i) the Sellers Nirma Release is binding upon Sellers, their bankruptcy estates, and all successors thereto (including any chapter 7 trustee, chapter 11 trustee, plan administrator, liquidating trustee, or litigation trustee appointed in or in connection with the Chapter 11 Case), and all Entities (as defined in Section 101(15) of the Bankruptcy Code) claiming by, through or under right of any of them, (ii) the Buyer Nirma Release is binding upon Buyer and its Affiliates and (iii) the Nirma Buyer Release, to the extent given by Sellers, is binding upon Sellers, their bankruptcy estates, and all successors thereto (including, as it relates to the Sellers, any chapter 7 trustee, chapter 11 trustee, plan administrator, liquidating trustee, or litigation trustee appointed in or in connection with the Chapter 11 Case), and all Entities (as defined in Section 101(15) of the Bankruptcy Code) claiming by, through or under right of any of them.

Section 6.23 Buyer Parent Registration Statement.

(a) Following the Closing, Buyer Parent shall prepare a registration statement registering the resale by the recipient to whom Stock Consideration is transferred (KHI or HSBC, as applicable, or their respective designees), to the extent any of them receive shares at, or subsequent to, Closing pursuant to the Purchase Price allocation set forth in Section 2.7, of the shares of Buyer Parent Common Stock to be issued pursuant to this Agreement (such shares, “Registrable Shares XE "Registrable Shares" ,” and such registration statement, together with any prospectus included therein, the “Resale Registration Statement XE "Resale Registration Statement" ”); provided, however, that such shares shall cease to be Registrable Shares on the earliest to occur of when (i) such Registrable Shares have been sold in accordance with the Resale Registration Statement, (ii) such Registrable Shares have been sold in accordance with Rule 144 (or any similar law, rule, regulation or provision then in effect), (iii) with respect to any holder of Registrable Shares, such shares are eligible for resale by such holder pursuant to Rule 144 (or any other exemption under the Securities Act) without any volume or manner of sale or under an effective registration statement other than the Resale Registration Statement, (iv) such Registrable Shares have ceased to be outstanding, or (v) the date that is two (2) years after the Closing Date.

(b) Buyer Parent shall file the Resale Registration Statement with the SEC within one hundred and five (105) days following the Closing Date (the “Filing Deadline XE "Filing Deadline" ”). If Buyer Parent is eligible to file a Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement XE "Automatic Resale Registration Statement" ”) at the time of filing the Resale Registration Statement, the Resale Registration Statement shall be an Automatic Resale Registration Statement. If Buyer Parent is not eligible to use an Automatic Resale Registration Statement at the time of filing the Resale Registration Statement, the Resale Registration Statement shall be on Form S-3 or, if Form S-3 is not available to Buyer Parent, another appropriate form. If the Resale Registration Statement is not an Automatic Resale Registration Statement, Buyer Parent shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective under the Securities Act within thirty (30) days following the date of filing thereof or, if the SEC reviews or provides comments on the Resale Registration Statement, within sixty (60) days following the date of filing thereof. Buyer Parent shall use commercially reasonable efforts to keep the Resale Registration Statement continuously effective until the earlier of (i) the date all Registrable Shares have been sold thereunder or (ii) the date all Registrable Shares cease to be Registrable Shares, and shall use commercially reasonable efforts to file such supplements and amendments to the Resale Registration Statement as may be necessary to keep the Resale Registration Statement current and effective until the earlier of (A) the date all Registrable Shares have been sold thereunder or (B) the date all Registrable Shares cease to be Registrable Shares, and shall use commercially reasonable efforts to file such supplements and amendments to the Resale Registration Statement as may be necessary to keep the Resale Registration Statement current and effective. Buyer Parent shall notify Sellers promptly of the time when the Resale Registration Statement has become effective or any supplement or amendment to the Resale Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the Buyer Parent Common Stock registered thereunder for offering or sale in any jurisdiction. The obligation of Buyer Parent to file any Resale Registration Statement shall be conditioned, in the case of each holder of Registrable Shares, on the provision by such holder of Registrable Shares of customary information regarding the holder of Registrable Shares and its beneficial ownership of Buyer Parent Common Stock as required by applicable Law, including securities laws.

(c) Notwithstanding anything to the contrary in this Section 6.23 or elsewhere in this Agreement, Buyer Parent shall be entitled to postpone or suspend (a “Permitted Suspension XE "Permitted Suspension" ”) the effectiveness or use of, or trading under, any Resale Registration Statement (and such postponement or suspension shall not be a breach of its obligations hereunder) if Buyer Parent shall determine in good faith and in the reasonable judgment of Buyer Parent that it would be necessary in order for the Resale Registration Statement to be used by Sellers in a manner compliant with applicable Law to (i) amend or supplement the Resale Registration Statement so that the Resale Registration Statement would not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) disclose material nonpublic information concerning Buyer Parent that, if disclosed at such time, would be harmful to the interests of Buyer Parent or its stockholders; provided, however, that (x) Buyer Parent shall deliver written notice to Sellers of such Permitted Suspension, (y) any notice of a Permitted Suspension to the holder of Registrable Shares will not include any material nonpublic information regarding the reason for the Permitted Suspension and (z) Buyer Parent will inform Sellers of the expiration of each Permitted Suspension promptly after the expiration of such Permitted Suspension. If the effectiveness of any Resale Registration Statement is postponed or suspended pursuant to this Section 6.23, such holders shall be precluded from using the Resale Registration Statement in connection with a disposition of Registrable Shares for the duration of such postponement or suspension. Each Seller that receives a notice pursuant to this Section 6.23 shall keep the information contained in such notice confidential and not disclose such information to any other Person except its Representatives who need to know such information for purposes of advising Seller with respect its rights under this Section 6.23 or as otherwise required by applicable Law. No single Permitted Suspension may exceed sixty (60) consecutive days, the aggregate duration of all Permitted Suspensions may not exceed ninety (90) days in the aggregate, and Buyer Parent may not invoke a Permitted Suspension more than once in any twelve (12)-month period.

(d) All of the expenses incurred by Buyer Parent in connection with any registration of Registrable Shares pursuant to this Agreement shall be paid by Buyer Parent. Buyer Parent shall not be responsible for any selling expenses of any Seller (including any broker’s fees or commissions) or fees or expenses of outside counsel, independent accountants or Representatives of any Seller.

Article VII

TAX MATTERS

Section 7.1 Transfer Taxes. Any and all sales, harmonized sales, use, property transfer or gains, real estate or land transfer or gains, documentary, stamp, registration, recording, filing, goods and services or other similar Taxes (“Transfer Taxes XE "Transfer Taxes" ”) payable solely as a result of the sale or transfer of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement, in each case to the extent not exempted under the Sale Order, shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Sellers, on the other hand. Transfer Taxes shall be calculated assuming that no exemption from Transfer Taxes is available under the Bankruptcy Code unless otherwise provided in the Sale Order. Sellers and Buyer shall use commercially reasonable efforts and cooperate in good faith (a) prior to the Closing, to determine the amount of Transfer Taxes payable in connection with the transactions contemplated by this Agreement, and (b) to mitigate, reduce, or eliminate any such Transfer Taxes and shall each sign and file (or cause its respective Affiliates to sign and file) all documentation with the relevant Governmental Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law. Buyer shall prepare and file all necessary Tax Returns or other documents with respect thereto and shall promptly provide a copy of any such Tax Returns or other documents to Sellers. If either Party pays any Transfer Tax in excess of its fifty percent (50%) share, the other Party shall reimburse such paying Party for such excess within fifteen (15) days following receipt of written notice and reasonable supporting documentation evidencing such payment.

Section 7.2 Property Taxes. Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Transferred Assets attributable to any Pre‑Closing Tax Period, including any interest and penalties with respect thereto (including any arising as a result of a delay in payment thereof). All Property Taxes levied with respect to the Transferred Assets for any Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes attributable to the Post-Closing Tax Period. Upon receipt of any bill for Property Taxes described in this Section 7.2, Buyer or Sellers, as applicable, shall present a written statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.2, together with such supporting evidence as is reasonably necessary to calculate the proration amount, and the proration amount shall be paid by the Party owing it to the other within ten (10) Business Days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 7.2, the applicable party shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of a written statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 7.3 Tax Cooperation. Buyer and Sellers agree to furnish or cause to be furnished to each other and Nirma, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes of the Transferred Assets and the Assumed Liabilities) and assistance relating to the Business, the Transferred Assets and the Assumed Liabilities as is reasonably necessary for determining any Liability for Taxes, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Sellers shall promptly notify Buyer and Nirma in writing upon receipt by any Seller of notice of any pending or threatened Tax audit or assessment relating to the income, properties or operations of any Seller that would reasonably be expected to relate to, or give rise to an Encumbrance on, the Transferred Assets or the Business, and each of Buyer and Sellers shall promptly notify the other and Nirma in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 7.3 shall be borne by the Party requesting it.

Section 7.4 Treatment of Payments. The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not otherwise reflected as part of the Purchase Price as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

Article VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of Buyer and Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), or shall have initiated and be actively pursuing any legal proceedings seeking any such Order, that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (any such Law or Order, a “Legal Restraint XE "Legal Restraint" ”); and

(b) The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed, vacated or reversed; provided, that the Sale Order shall not have been stayed, vacated, reversed or modified in a manner that is materially adverse to Nirma absent consent of Nirma, and that with respect to the Sellers Nirma Release, the Buyer Nirma Release and the Purchase Price allocation in Section 2.7, the Sale Order shall not be stayed, vacated, reversed or modified in a manner adverse to Nirma absent consent of Nirma.

Section 8.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by SVM Parent in its sole discretion:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period);

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and

(c) Sellers shall have received the documents listed in Section 2.9(e).

Section 8.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a) Representations and Warranties.

(i) The representations and warranties of Sellers contained in this Agreement, other than the Fundamental Representations, shall be true and correct in all respects, as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality”, “Material Adverse Effect”, “material” or similar qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii) The Fundamental Representations shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the date of this Agreement and the Closing (other than those Fundamental Representations of Seller that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all respects, except for any de minimis inaccuracies, as of such date or with respect to such period).

(b) Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d) Buyer shall have received the documents listed in Section 2.9(d).

(e) Buyer shall have received all approvals, authorizations, or exemption from the STB required pursuant to 49 U.S.C. § 10901 in connection with Buyer’s acquisition and operation of the Transferred Assets of SVM Railway, including, as applicable, an effective exemption from the prior approval requirements of 49 U.S.C. § 10901, and each such approval, authorization or exemption shall not have been stayed, revoked, rescinded, modified or otherwise rendered ineffective by the STB or any court of competent jurisdiction; provided, however, if this Section 8.3(e) is not met at Closing, then this Section 8.3(e) shall be a condition to the Deferred Closing.

(f) The definitive loan documents for the Bridge Facility and the Note Consideration shall have been duly executed and delivered by all parties thereto, and the Initial Bridge Facility Tranche shall have been fully funded to Buyer by wire transfer of immediately available funds.

(g) Buyer shall have received from each of KHI and HSBC (or their respective designees) a completed Investor Questionnaire in the form attached as Exhibit C.

Section 8.4 Conditions to Obligations of Nirma. The obligations of Nirma to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Nirma in its sole discretion:

(a) The definitive loan documents for the Bridge Facility and the Note Consideration shall have been duly executed and delivered by all parties thereto, other than Nirma.

(b) The Cash Consideration shall have been fully funded by (or on behalf of) Buyer to Sellers by wire transfer of immediately available funds.

(c) The Stock Consideration shall have been delivered, together with evidence reasonably satisfactory to Nirma of the issuance thereof, in accordance with Section 2.7.

(d) KHI and HSBC shall have received the consideration listed in Section 2.7.

(e) The Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to Nirma, and the Sale Order shall not have been stayed, vacated, reversed or modified in a manner that is materially adverse to Nirma absent consent of Nirma; provided, that with respect to the Sellers Nirma Release, the Buyer Nirma Release and the Purchase Price allocation listed in Section 2.7, the Sale Order shall not be stayed, vacated, reversed or modified absent consent of Nirma.

(f) The Closing shall have occurred on or before October 2, 2026 unless Nirma consents to an extension of the Outside Date.

Article IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (the date on which this Agreement terminates in accordance with its terms):

(a) by mutual written consent of Buyer and SVM Parent;

(b) by either SVM Parent or Buyer, if:

(i) a Legal Restraint is in effect that has become final and nonappealable; provided that no Party may terminate this Agreement pursuant to this Section 9.1(b)(i) whose breach of any of its representations, warranties, covenants or agreements contained herein results in such Legal Restraint;

(ii) Buyer is not the Successful Bidder or the Backup Bidder and Sellers consummate any Alternative Transaction that the Bankruptcy Court finally approves as “superior” in accordance with the Bidding Procedures Order (unless the Bankruptcy Court approves the acceptance by Seller of an Alternative Transaction as a “back-up bid” in the event the Closing does not occur); or

(iii) the Closing (other than the Deferred Closing with respect to the Deferred Closing Assets) shall not have occurred on or before the date that is October 2, 2026 (the “Outside Date XE "Outside Date" ”); provided that (A) Sellers, subject to Nirma’s consent, may extend the Outside Date to October 16, 2026 and any further extensions shall be by mutual written consent of the Parties and (B) the Outside Date shall not apply to any Deferred Closing, unless the Closing has not occurred by the Outside Date and the Outside Date has not been extended pursuant to the foregoing clause (A); provided, further a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s material breach of any of its obligations or material breach of any of its representations or warranties under this Agreement;

(c) by Buyer, if:

(i) at any time, Seller shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), and (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.9, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by Buyer to Seller; provided that Buyer shall not be entitled to terminate the Agreement pursuant to this Section 9.1(c) if the failure of the Closing to be consummated by such date is caused by Buyer’s breach of any of its obligations under this Agreement;

(ii) the Chapter 11 Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(iii) Sellers withdraw or seek authority to withdraw the Sale Motion;

(iv) Sellers publicly announce any plan of reorganization or plan of liquidation or support any such plan filed by any third party, other than any such transaction that would not prevent or materially delay the Closing from occurring in accordance with the terms of this Agreement; or

(v) the Sale Order has been stayed, vacated or reversed;

(d) by SVM Parent:

(i) at any time, if (x) Buyer shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that, either individually or in the aggregate, would prevent the satisfaction of the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) as the case may be, or (y) Buyer shall have materially breached the Bidding Procedures Order or the Sale Order, and in each case, (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.9, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by SVM Parent to Buyer; provided that SVM Parent shall not be entitled to terminate the Agreement pursuant to this Section 9.1(d) if the failure of the Closing to be consummated by such date is caused by SVM Parent’s breach of any of its obligations under this Agreement;

(ii) the Sale Order has been stayed, vacated or reversed; or

(iii) if the Board of Directors of SVM Parent determines in the exercise of its sole authority that proceeding with the transactions contemplated by this Agreement would be inconsistent with its fiduciary duties.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall, if such Party is SVM Parent, give prompt written notice of such termination to Buyer, and if such Party is Buyer, give prompt written notice of such termination to Sellers.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except (i) for the provisions of Section 2.8 (Deposit Funds), Section 6.8 (Public Announcements), Section 10.3 (Fees and Expenses), Section 10.6 (Notices), Section 10.9 (Parties in Interest), Section 10.10 (Governing Law), Section 10.11 (Submission to Jurisdiction), Section 10.14 (Specific Performance), and this Article IX and (ii) that no such termination shall relieve any Party from Liability for any willful and material breach of this Agreement. Nirma (or its designated subsidiary) shall be under no obligation to fund the Bridge Facility in the event of termination of this Agreement as provided in Section 9.1 or in the absence of occurrence of the Closing. No Party shall be relieved of or released from any Liability arising from Fraud by such Party prior to termination pursuant to this Article IX.

(b) If this Agreement is terminated under any circumstances other than those described in Section 9.1(d)(i), subject to the Bidding Procedures, Buyer shall be entitled to return of the Deposit Funds and Sellers shall cause Escrow Agent to return the Deposit Funds to Buyer by wire transfer of immediately available funds promptly (but in any event no later than three (3) Business Days) following such termination.

Section 9.3 Alternative Proposals. Notwithstanding anything in this Agreement to the contrary, Sellers and Nirma may participate in discussions or negotiations with, or furnish information with respect to Sellers, the Business, or the Transferred Assets to any Person if (a) (i) such Person has submitted to Sellers a bona fide written proposal to acquire the stock or assets of Sellers, upon receipt of which Sellers shall give prompt written notice to Buyer and (ii) Sellers determine in their good faith judgment that taking such action is consistent with their fiduciary duties and (in the case of participation by Nirma) request that Nirma participate in such discussions or negotiations, or (b) in accordance with the Bidding Procedures. In addition, notwithstanding anything in this Agreement to the contrary, and subject to the return of the Deposit Funds in accordance with Section 9.2(a), Sellers may terminate this Agreement if Sellers determine in their good faith judgment that taking such action is consistent with their fiduciary duties. If Sellers terminate this Agreement pursuant to the foregoing sentence, Nirma shall have no further obligations of any kind under or in connection with this Agreement and the transactions contemplated thereby.

Article X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, the respective representations, warranties and covenants of Sellers and Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section 10.1 shall not limit any covenant or agreement of the Parties to the extent that its terms require performance after the Closing.

Section 10.2 Bulk Sales. Notwithstanding any other provisions in this Agreement, Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar Laws that may be applicable with respect to the sale and transfer of any or all of the Transferred Assets to Buyer.

Section 10.3 Fees and Expenses. Except as otherwise provided herein (including Section 6.4(a) and Section 7.1) or in the DIP Order, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding anything to the contrary herein, none of Buyer or any of its Affiliates shall be responsible for, or bear, any costs or expenses of operating, maintaining or liquidating Sellers and their assets following the Closing or winding down Sellers’ estates or the administration or closing of the Chapter 11 Case.

Section 10.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party. Without limiting the foregoing, no amendment, modification, supplement or waiver of Section 2.1(b), Section 2.6(c), Section 2.10, Section 5.2, Section 5.5, Section 6.2(c), Section 6.15, Section 6.16, Section 6.17, Section 6.18, Section 7.3, Section 8.4, Section 9.2, this Section 10.4, Section 10.20, Section 10.21(c), or any other provision of this Agreement affecting the rights or interests of Nirma, shall be effective without the prior written consent of Nirma and such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to any amendment, modification, supplement, or waiver of Section 2.7 or Section 6.22, or the Bridge Facility, Nirma’s consent may be granted or withheld in its sole and absolute discretion, and this Agreement (including all Exhibits and Schedules hereto) and each Ancillary Agreement shall be in form and substance acceptable to Nirma in all respects prior to execution and delivery thereof (not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, no amendment, modification, supplement or waiver of Section 2.6(b), Section 6.15(a), Section 6.16 and Section 6.23 and this Section 10.4 shall be effective unless Buyer Parent shall have given its prior written consent thereto (not be unreasonably withheld, conditioned or delayed) and this Agreement (including all Exhibits and Schedules hereto) and each Ancillary Agreement shall be in form and substance acceptable to Buyer Parent in all respects prior to execution and delivery thereof (not be unreasonably withheld, conditioned or delayed).

Section 10.5 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier, (c) on the day of transmission if sent via email transmission to the email address(es) given below and the sender does not receive a notice of such transmission being undeliverable to such email address or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to Sellers, to:

Searles Valley Minerals Inc.
9401 Indian Creek Parkway, Suite 1000
Overland Park, KS 66210
Attention: Dennis Cruise, President
Email: [ ]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: James J. Mazza, Jr.
Dohyun Kim
Email: [ ]

(ii) if to Buyer, to:

5E SVM, LLC

c/o 5E Advanced Materials, Inc.
9329 Mariposa Road, Ste 210

Hesperia, CA 92344
Attention: Paul Weibel
Email: [ ]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020
Attention: Marcus Lee

Drew Capurro

Daniel Mun

Ben Kaplan
Email: [ ]

(iii) if to Buyer Parent, to:

5E Advanced Materials, Inc.
9329 Mariposa Road, Ste 210

Hesperia, CA 92344
Attention: Paul Weibel
Email: [ ]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020
Attention: Marcus Lee

Drew Capurro

Daniel Mun

Ben Kaplan
Email: [ ]

(iv) if to Nirma, to:

Nirma Limited

Nirma House, Ashram Road

Ahmedabad-Gujarat, India 38009

Attention: Ajay Khushu, General Counsel
Email: [ ]

with copies (which shall not constitute notice) to:

Troutman Pepper Locke LLP

1313 N. Market Street

P.O. Box 1709

Wilmington, DE 19801

Attention: David Fournier

Nanette C. Heide

Email: [ ]

Section 10.7 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, if applicable, and such phrase does not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived. Any reference to any particular Bankruptcy Code or Tax Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code or Tax Code section or Law, the reference to such Bankruptcy Code or Tax Code section or Law means such Bankruptcy Code or Tax Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance. A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are permitted under this Agreement. A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

Section 10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 10.9 Parties in Interest. Except as specifically set forth in Section 6.13, Section 6.15, Section 10.12, Section 10.21, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including Business Employees and other employees) other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that upon occurrence of the Closing all Nirma Released Parties shall become intended third party beneficiaries of Section 6.22 of this Agreement.

Section 10.10 Governing Law. Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.11 Submission to Jurisdiction. Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (x) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (y) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding; provided, however, that, if the Chapter 11 Case is closed or declines jurisdiction, each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by another Party or its successors or assigns shall be heard and determined in the Court of Chancery of the State of Delaware, or if jurisdiction is not available in the Court of Chancery, then in the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient, without limiting any other manner of service permitted by Law. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, and of the United States District Court for the District of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.12 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Sellers or Buyer or any officer, director, employee, Representative or investor of any Party hereto, in each case except in the case of Fraud.

Section 10.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Seller without the prior written consent of Buyer, and by Buyer without the prior written consent of SVM Parent, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, subject to the terms of Section 2.11, Buyer may assign any of its rights under this Agreement to any of its Affiliates without obtaining the prior written consent of SVM Parent; provided that in connection with such assignment, such assignment shall not relieve Buyer of any of its obligations under this Agreement (or otherwise). Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.14 Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause Buyer, on the one hand, and Seller, on the other hand, irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, Buyer, on the one hand, and Seller, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Seller, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Buyer, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or Buyer, as applicable, under this Agreement.

Section 10.15 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.16 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

Section 10.17 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

Section 10.18 Counterparts. This Agreement may be executed in any number of counterparts, including by means of email in portable document format (.pdf) or other electronic means, each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

Section 10.19 Jointly Drafted. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party. The Parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties.

Section 10.20 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL BUYER OR ANY SELLER OR SELLER NON-RECOURSE PERSON OR NIRMA BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, DIMINUTION IN VALUE, LOST PROFITS OR CHANGES IN RESTRICTIONS ON BUSINESS PRACTICES EXCEPT IN THE CASE OF FRAUD.

Section 10.21 No Recourse.

(a) This Agreement may be enforced by Sellers only against, and any claim, action, suit, or other legal proceeding by Seller may be brought only against, Buyer, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. No Seller nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Buyer or of any Affiliate of Buyer or any of their successors or permitted assigns (each, a “Buyer Non-Recourse Person XE "Buyer Non-Recourse Person" ”), and no such Buyer Non-Recourse Person shall have any Liability for any obligations or Liabilities of Buyer under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(b) This Agreement may be enforced by Buyer only against, and any claim, action, suit, or other legal proceeding by Buyer may be brought only against, Sellers, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. None of Buyer, any Designated Buyer, nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Sellers or of any Affiliate of Sellers or any of their successors or permitted assigns (each, a “Seller Non-Recourse Person XE "Seller Non-Recourse Person" ”), and no such Seller Non-Recourse Person shall have any Liability for any obligations or Liabilities of Seller under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(c) This Agreement may be enforced by Buyer only against, and any claim, action, suit, or other legal proceeding by Buyer may be brought only against, Nirma and KHI, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement and only with respect to sections of this Agreement that are applicable to Nirma or KHI, respectively. None of Buyer, any Designated Buyer, nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Nirma or KHI or of any Affiliate of Nirma or KHI, as applicable, or any of their respective successors or permitted assigns (each, a “Nirma/KHI Non-Recourse Person XE "Nirma/KHI Non-Recourse Person" ”), and no such Nirma/KHI Non-Recourse Person shall have any Liability for any obligations or Liabilities of Nirma or KHI, as applicable, under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.22 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the day and year first above written.

SELLERS:

SEARLES VALLEY MINERALS INC.

By: /s/ Dennis Cruise
Name: Dennis Cruise
Title: President

TRONA RAILWAY COMPANY LLC

By: /s/ Dennis Cruise
Name: Dennis Cruise
Title: President

SEARLES DOMESTIC WATER COMPANY LLC

By: /s/ Dennis Cruise
Name: Dennis Cruise
Title: President

[Signature Page to Asset Purchase Agreement]

NIRMA (Solely with respect to SECTION 2.1(b), SECTION 2.6(c), SECTION 2.7, SECTION 2.10, SECTION 4.8, SECTION 5.2, SECTION 5.5, SECTION 6.2(c), SECTION 6.13, SECTION 6.15, SECTION 6.16, SECTION 6.17, SECTION 6.18, SECTION 6.22, SECTION 7.3, SECTION 8.1(b), SECTION 8.4, SECTION 9.2, SECTION 10.20 AND SECTION 10.21(c))

NIRMA LIMITED

By: /s/ Paresh Sheth
Name: Paresh Sheth
Title: Company Secretary

[Signature Page to Asset Purchase Agreement]

BUYER:

5E SVM, LLC

By: /s/ Paul Weibel
Name: Paul Weibel
Title: President

BUYER PARENT (Solely with respect to Section 2.6(b), Section 6.16, SECTION 6.17, SECTION 6.22(b) anD SECTION 6.23)

5E ADVANCED MATERIALS, INC.

By: /s/ Paul Weibel
Name: Paul Weibel
Title: Chief Executive Officer